PROSPECTUS
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-145562

CHINA AGRITECH, INC.

10,954,108 Shares of Common Stock

This prospectus relates to 10,954,108 shares of common stock of China Agritech, Inc. that may be sold from time to time by the selling stockholders named in this prospectus, consisting of 10,565,188 shares of common stock; and 388,920 shares of common stock issuable upon exercise of five-year warrants owned by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sales of any shares by the selling stockholders, but we will receive up to $2.70 per common share from the exercise of warrants held by selling stockholders if and when those warrants are exercised, which will result in proceeds to us of approximately $1.1 million if all warrants are exercised.

Our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol "CAGC.OB." The closing sales price for our common stock on November 20, 2007 was $3.16 per share, as reported on the OTC Bulletin Board.

The selling stockholders, and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 8 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 7, 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
RISK FACTORS	8
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	20
USE OF PROCEEDS MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND
SMALL BUSINESS ISSUER PURCHASE OF EQUITY SECURITIES	20
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	24
BUSINESS	35
LEGAL PROCEEDINGS	41
MANAGEMENT	41
EXECUTIVE COMPENSATION	43
DESCRIPTION OF PROPERTY	45
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47
SELLING SECURITY HOLDERS	47
DESCRIPTION OF CAPITAL STOCK	54
SHARES ELIGIBLE FOR FUTURE SALE	56
PLAN OF DISTRIBUTION	57
LEGAL MATTERS	60
EXPERTS	60
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	60
WHERE YOU CAN FIND ADDITIONAL INFORMATION	60
FINANCIAL STATEMENT AND FINANCIAL DATA	61

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including "Risk Factors" and our financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

The Company

Our Business

China Agritech is a holding company whose direct and indirect subsidiaries manufacture and sell organic liquid compound fertilizers and related agricultural products. Our business operations are primarily conducted through our China-based subsidiaries, Anhui Agritech, Beijing Agritech and Pacific Dragon. Our revenues are derived primarily from the sale of our organic fertilizer products and related agricultural products to our customers.

Our main products include “LvLingBao III,” “LvLingBao IV,” “Tailong I,” and “Green Vitality” and other customized, crop specific fertilizers that are tailored to our customers' specific requirements.  Our products promote crop growth and development and can be applied on a widespread basis via spraying by machine or aircraft.

China is the principal market for our fertilizer products, which are primarily sold to farmers in 12 provinces in China: Heilongjiang, Hebei, Liaoning, Jilin, Shandong, Inner Mongolia, Henan, Sichuan, Guangdong, Xinjiang, Yunnan and Guizhou. Our annual fertilizer production capacity in 2006 was approximately 9,000 metric tons and our 2007 capacity is expected to be 13,000 metric tons.

Our sales revenue increased from $25.3 million in 2005 to $29.5 million in 2006 and our net income increased from $3.7 million in 2005 to $5.3 million in 2006. Our sales revenue increased 27.9% from $23.5 million in the nine months ended September 30, 2006 to $30.0 million in the same period in 2007, and our net income grew 68.1% from $4.2 million in the nine months ended September 30, 2006 to $7.1 million in the same period in 2007.

Our Industry

In China, the total output of fertilizer in 2005 reached 48.3 million metric tons, which was the one third of the world’s output. China is the principal market for our organic liquid compound fertilizers and related agricultural products. It is anticipated that the total demand of fertilizer will exceed to 50 million metric tons by the year 2015. As a subset of the broader fertilizer market, the use of compound fertilizers in China has likewise increased, from 1,796,000 tons in 1985 to 13,032,000 in 2005, at an increasing rate of 5.8% from 2001 to 2002, 6.7% from 2002 to 2003, and 8% increase in 2004 and 2005 (Source: 2006 China statistics Yearbook). It is expected that the total demand of organic fertilizer will reach to about 25 million metric ton by the year 2015.

The large size and high growth rate of the Chinese fertilizer market, particularly the environmentally friendly organic fertilizer market, can be attributed to several factors, including China’s large population, significant farming and agricultural activities, government incentives and environmental concerns. Future growth in the fertilizer market is expected to be due largely to the projected growth in the use of fertilizer products and a continuation of the high level of farming and agricultural activities.

Our Challenges

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous challenges and risks as discussed more fully in the section titled “Risk Factors,” including for example:

•	any failure to expand our operations and production capacity sufficiently to meet our customers’ demands;

•	any inability to effectively manage rapid growth and accurately project market demand for our products;

•	risks associated with future investments or acquisitions; any loss of key members of our senior management;

•	loss of any skilled personnel or any failure to continue to attract skilled personnel in the future;

•	any failure to protect the proprietary formula and manufacturing processes for out concentrated organic liquid compound fertilizer;

•	potential product liability claims arising from fertilizer products;

•	failure to renew our fertilizer registration certificate;

•	unexpected changes to China’s political or economic situation or legal environment;

•	failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by our PRC resident stockholders; and

•	determination of the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency that CSRC approval is required in connection with this offering

You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

Our corporate name is China Agritech, Inc. We were originally incorporated on January 5, 1925 under the laws of the State of Nevada as Argyle Mining Company for the development of mining claims. Since then, we have changed our business model several times. We had no active operations during the period from 1986 until February 2005, when we completed a reverse acquisition transaction with, China Tailong Holdings Company Limited, a Hong Kong Corporation, which is the holding company for Pacific Dragon, one of our operating companies.

In addition to Pacific Dragon, we conduct business operations through two other PRC based operating companies: Anhui Agritech and Beijing Agritech. See “Our Corporate Structure and History.”

The following chart reflects our organizational structure as of the date of this prospectus.

The address of our principal executive office is Room 301 No. 11 Building No. Zone of Future Business Center, 1st Street of Wuliqiao Road, China 100024. Our telephone number is (86)10-59621278. We maintain a website at http://www.chinaagritechinc.com that contains information about us, but that information is not part of this prospectus.

Recent Developments

On July 5, 2007, we completed a private placement transaction whereby we sold 5,556,000 shares of our common stock to 20 investors for approximately $15 million. The shares were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 506 thereunder.

Conventions

In this prospectus, unless indicated otherwise, references to:

•	“China Agritech,” “the Company,” “we,” “us” or “our” refer to the combined business of all of the entities that form our consolidated business enterprise but do not include the selling stockholders

•	“Tailong” refers to “China Tailong Holdings Company Limited” which is our wholly-owned subsidiary

•	“Anhui Agritech” refers to “Anhui Agritech Development Co. Ltd.” which is our wholly-owned subsidiary

•	“Beijing Agritech” refers to “Agritech Fertilizer Co. Ltd.”, which is our indirect, wholly-owned subsidiary.

•	“Pacific Dragon” refers to “Pacific Dragon Fertilizers Co., Ltd., which is our 90%-owned subsidiary.

•	“CAI Investments” refers to “CAI Investments, Inc.”, our direct wholly-owned subsidiary.

•	“Securities Act” refers to the Securities Act of 1933 and “Exchange Act” refers to the Securities Exchange Act of 1934;

•	“China,” “Chinese” and “PRC” refer to the People’s Republic of China;

•	“RMB” refers to Renminbi, the legal currency of China; and

•	“U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.

The Offering

Common stock offered by selling stockholders	10,954,108 shares. This number represents 44.35% of our current outstanding stock (1)

Common stock outstanding before the offering	24,699,615 shares.

Common stock outstanding after the offering	24,699,615 shares.

Proceeds to us	We will not receive proceeds from the resale of shares by the selling stockholders, but we may receive proceeds of up to $1,050,084 from the exercise of warrants.

(1) Based on 24,699,615 shares of common stock outstanding as of November 20, 2007.

This registration statement covers common stock of the Company issued in four separate private placements which occurred in February, 2005, June, 2005, January, 2006 and July, 2007, along with certain other common stock of the Company. Each private placement was a separate transaction and the securities are being registered in a single registration statement solely for the convenience of the Company and its stockholders.

Summary Consolidated Financial Information

The following table summarizes selected historical financial data regarding our business and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. The summary consolidated income statement information for the years ended December 31, 2006, 2005 and 2004 and the balance sheet information as of December 31, 2006 and 2005, were derived from our audited financial statements included in this prospectus. We derived our summary historical consolidated financial data as of September 30, 2007 and 2006 and for the nine months ended September 30, 2007 and 2006 from our unaudited consolidated financial statements included in this prospectus, which include all adjustments that our management considers necessary for a fair presentation of our financial position and operating results for the periods presented. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

	For the Period Ended September 30,		For the Years Ended in December 31,
	2007	2006	2006	2005	2004
Income Statement Data:
Net revenue	$30,074,430	$23,522,609	$29,525,577	$25,335,316	$15,850,044
Cost of revenue	(13,631,864)	(11,307,639)	(14,161,358)	(12,848,958)	(8,153,463)
Total operating expenses	(3,978,062)	(4,127,112)	(4,999,008)	(5,005,673)	(1,961,774)
Income from operations	12,464,504	8,087,858	10,365,211	7,480,685	5,734,807
Provision for income taxes	(4,452,532)	(3,188,858)	(4,248,144)	(3,173,533)	(1,982,252)
Net income	7,076,949	4,210,356	5,349,338	3,675,879	3,753,373
Basic and diluted weighted average shares outstanding	20,914,208	18,614,203	18,735,944	13,945,937	13,435,143
Basic and diluted earnings per share	$0.34	$0.23	$0.29	$0.26	$0.28

	September 30, 2007	September 30, 2006	2006	2005	2004
Balance sheet data:
Cash and cash equivalents	$13,697,914	$8,134,284	$6,430,009	$255,831	$38,065
Working capital	48,259,502	25,348,963	26,502,571	10,230,715	4,249,437
Total assets	56,408,721	30,455,164	31,026,914	12,646,305	7,582,971
Total current liabilities	4,431,861	2,835,195	2,010,220	1,350,444	2,205,082
Long term liabilities	-	-	-	-	-
Total liabilities	7,585,263	4,754,047	2,010,220	1,350,444	2,205,082
Total stockholders' equity	48,823,458	25,701,117	26,856,119	10,057,951	5,377,882

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Business

If we fail to effectively expand our operations and capacity to satisfy demand for our fertilizer products, our results of operations and business prospects could be impaired.

Our future success depends on our ability to expand our business to address the growth in demand for our fertilizer products. Because our industry is highly competitive, if we are unable to increase our production capabilities to meet increased demand for our products, we may lose existing customers, as well as potential additional customers, to competitors with greater production capacities. If we are unable to satisfy existing customers’ increased demands for products, such customers may terminate there relationships with us which could reduce our revenues and significantly hurt our overall financial performance. In addition, we currently rely on 10 major distributors, each of whom distribute our products to multiple end user customers. If we are unable to meet the demand of end user customers of any of these distributors, such distributors may terminate their relationships with us with respect to all of their end user customers in favor or one or more of our competitors who could meet the demands of all of such customers. Failure to continue to attract new customers may impair our revenue growth. If our production capacity and revenues do not continue to grow, our competitive position, margins and profits could materially decline.

We recently completed construction of our Anhui Agritech and Beijing Agritech manufacturing lines as well as the factories in Chongqing and Xinjiang which became operational in July, 2006 and September, 2006, March, 2007, and July, 2007 respectively, resulting in overall annual fertilizer production capacity of approximately 13,000 metric tons. Our ability to add production capacity and increase output is subject to significant risks and uncertainties, including:

•	the availability of additional funding to build manufacturing facilities and purchase raw materials on favorable terms or at all;

•	our management and minimization of delays and cost overruns caused by problems with our suppliers of raw materials and third-party vendors; and

•	our receipt of any necessary government approvals or permits that may be required to expand our operations in a timely manner or at all.

If we cannot successfully implement additional production capacity increases efficiently and cost-effectively, we will be unable to satisfy any increased demand for our products, which could significantly impair our financial performance. See also “We face risks associated with recent and future investments or acquisitions” below.

Our rapid expansion could significantly strain our resources, management and operational infrastructure which could impair our ability to meet increased demand for our products and hurt our business results.

To accommodate the recent and anticipated growth of our production assets, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking system. Such measures will require us to dedicate additional financial resources and personnel to optimize our operational infrastructure and to recruit more personnel to train and manage our growing employee base. If we cannot successfully implement these measures efficiently and cost-effectively, then we could fail to utilize our production assets sufficiently to meet demand for our products and our operating costs could increase disproportionately, either of which could impair our revenue growth and hurt our overall financial performance.

If we fail to accurately project market demand for our products, our business expansion plan could be jeopardized and our financial condition and results of operations will suffer.

We plan to increase our annual manufacturing capacity of our fertilizer products to meet an expected increase in demand for our products. We anticipate that our annual production capacity of our organic fertilizer products will be approximately 13,000 metric tons for the 2007 fiscal year. Our decision to increase our production capacity was based primarily on our projected increases in our sales volume and growth in the size of the fertilizer market in China. If actual customer orders are less than our projected market demand, we will likely suffer overcapacity problems, may have to leave capacity idle and may accumulate substantial inventories of our fertilizer products, which may reduce our overall profitability and hurt our financial condition and results of operations due to the loss of cash flow from the increasing inventory and may cause us to sell our products at a lower price than we might otherwise agree upon with a customer.

Our business will be harmed if our major distributors reduce their orders or discontinue doing business with us.

For the year ended December 31, 2006, we sold approximately 34.2% of our fertilizer products through ten major distributors, including Liaoning Shenyang Military District Subsidiary Farm, Xinjiang Construction Military Group and Heilongjiang Qiqihar Agricultural Department. We anticipate that a similar percentage of our products will be sold through some of these and other distributors in 2007. Although we believe that our relationship with these distributors is good, we have no long term supply agreements with them and any or all of them could termination their relationship with us in favor of competitors with increased productions capabilities or offering lower prices or other favorable terms. If some or all of these distributors reduce their orders or discontinue doing business with us, we could have difficulties finding new distributors to distribute our products and our revenues and net income could in turn decline considerably. Our reliance on these major distributors could also affect our bargaining power in getting favorable prices for our products. In addition, untimely payment and/or failure to pay by these major distributors would negatively affect our cash flow.

We depend heavily on Mr. Yu Chang, our CEO, President, Secretary and director, and without his services our prospects would be severely limited.

Our future business and results of operations depend in significant part upon the continuing contribution of Mr. Yu Chang, our CEO, President, Secretary and director. Mr. Chang has extensive experience in the liquid compound fertilizer industry and is directly involved in all of our business operations. Mr. Chang has a 3-year employment agreement with our subsidiary, Pacific Dragon, which expires on January 5, 2008. There can be no assurance that we will be able to retain Mr. Chang after the expiration of his employment agreement. If Mr. Chang ceases to be employed by us, we may have difficulty finding a suitable replacement with equal leadership and industry experience, and our business would suffer because we will not have the leadership needed to capitalize on market opportunities and to direct our growth, leading to a possible decrease in revenues and inappropriate capital investments in projects that may not benefit our long-term growth. Mr. Chang has both sales contacts in the Agricultural industry and know-how to produce our products, making his expertise both unique and valuable to us.

We face risks associated with recent and future investments or acquisitions.

An important element of our growth strategy is to invest in or acquire businesses that will enable us, among other things, to expand the fertilizer products we offer to our existing target customer base, expand our production capacity, lower our costs for raw materials and components and capitalize on opportunities to expand into new markets. If we are unable to identify acquisition candidates or to effectively and efficiently acquire and integrate such businesses into our existing business, we may be unable to meet the demand for our products or maintain a competitive advantage over our competitors in terms of products offered, supply capacity, product price and quality. Even if we are able to identify and acquire additional businesses, if we are able to efficiently integrate such businesses, then the anticipated advantages of such acquisitions may be lost and our costs could increase, our margins could decline and our financial results could be significantly harmed.

During the past 12 months, we expanded our operations through our recently formed Anhui Agritech and Beijing Agritech operating subsidiaries which we expect to contribute to our future growth. Anhui Agritech operates our facility in the Anhui province and manufactures and sells our fertilizer products to customers in the Anhui, Hubei, and Henan provinces of China. Beijing Agritech supervises our Beijing operation, which serves as a research and development center and our primary syrup production center and converting factory.

We may be unable to effectively integrate Anhui Agritech and Beijing Agritech into our overall operations and we may not realize the anticipated benefits from the transactions.

In the future, we may be unable to identify other suitable investment or acquisition candidates or may be unable to make these investments or acquisitions on commercially reasonable terms, if at all. If we complete any such investment or acquisition, we may not realize the anticipated benefits from the transaction.

Integrating an acquired business is distracting and time consuming, as well as a potentially expensive process. The successful integration of our Anhui Agritech and Beijing Agritech operations and any other newly established or acquired businesses require us to:

•	integrate and retain key management, sales, research and development, production and other personnel;

•	incorporate the newly developed products or additional capabilities into our offerings from an product development, sales and marketing perspective;

•	coordinate research and development efforts;

•	integrate and support pre-existing supplier, distribution and customer relationships; and

•	consolidate duplicate facilities and functions and combine back office accounting, order processing and support functions.

We may be unsuccessful in effectively performing these tasks. Geographic distance between business operations, the compatibility of the technologies and operations being integrated also present significant challenges. If we are unsuccessful in our investments and acquisitions our financials results may be harmed by the lost transaction costs, potential disposition costs if the target is resold later and lost opportunities our management is unable to capitalize upon while focused on the investments and acquisitions. See also “If we fail to effectively expand our operations and capacity to satisfy demand for our fertilizer products, our results of operations and business prospects could be impaired” above.

We depend heavily on skilled personnel, and any loss of such personnel, or the failure to continue to attract such personnel in the future, could harm our business.

The agricultural chemicals business is specialized and requires the employment of personnel with significant scientific and operational experience in the industry. Accordingly, we must attract, recruit and retain a sizeable workforce of technically and scientifically competent employees. Our ability to effectively implement our business strategy will depend upon, among other factors, the successful recruitment and retention of additional management and other key personnel that have the necessary scientific, technical and operational skills and experience with the fertilizer industry. These individuals are difficult to find in the PRC and we may not be able to retain such skilled employees. If we are unable to hire the correct individuals we may not be able to produce enough products to optimize profits, research and development initiatives may be delayed and we may encounter disruptions in production and research which will negatively impact our financial condition.

Any disruption of the operations in our factories would damage our business.

All of our fertilizer products are currently manufactured in our factories in Harbin, Beijing, and Anhui China. We currently maintain insurance covering only our leased factories. Our operations could be interrupted by fire, flood, earthquake and other events beyond our control. Any disruption of the operations in our factories would have a significant negative impact on our ability to manufacture and deliver products, because we would likely not be able to outsource our production on terms favorable to the company, if at all. Failure to be able to replace any lost production capability would cause a potential diminution in sales, the cancellation of orders, loss of valuable employees, damage to our reputation and potential lawsuits.

We currently rely on a small number of third parties to supply the key raw materials we use to produce our products.

Our business depends upon the availability of key raw materials, including humic acid, nitrogen, phosphorus, kalium, and other supplementary material. We rely on only a few external suppliers for these raw materials. In fiscal year 2006, we purchased approximately 14.8% of our humic acid from Inner-Mongolia Humic Acid Factory, approximately 33.8% of our Nitrogen, phosphorus and kalium from Beijing Zhongxin Chemical Technology Development Co., and approximately 27.1% of our other supplementary material from Shenzhen Hongchou Technology Company. For the 2007 fiscal year, we expect that our raw materials suppliers will be substantially similar to past years and the amount of raw materials will increase commensurate with the increase in the demand of our fertilizer products. We have entered into written agreements with all of these suppliers. If any of our major suppliers were to default or become unable to deliver the raw materials in sufficient quantities, we may be unable to purchase these raw materials from alternative sources on the same or similar terms, which could result in a significant increase in our operating costs. In addition, any disruption in the supply of our raw materials could cause delay in the delivery of our products which would be harmful to our sales reputation and business. If supply is disrupted the increased amount we have to pay for raw materials could negatively impact our margins, cause us to delay deliveries which may cause us to breach contracts or damage customer relationships or cause us to cease production if an alternate supplier cannot be found. If we were unable to procure replacement supplies, our ability to meet the production demands of our customers could cause the loss of customers and/or market share. Our financial results could be negatively impacted by the lost sales or decreased margins.

If we cannot protect the proprietary formula and manufacturing processes for our concentrated organic liquid compound fertilizer it could increase our competition and cause our operating results to suffer.

Our success will depend in part on our ability to protect our proprietary formula and manufacturing process for highly concentrated organic liquid compound fertilizer products. We rely on trade secrets to protect our proprietary formulas and manufacturing processes. We have not applied for patents for our technology and formulas because we believe an application for such patents would result in public knowledge of our proprietary technology and formulas and could lead competitors to attempt to copy our products, thereby increasing competition. This could in turn result in a decrease of our market share and hurt our operating results. Our subsidiary Pacific Dragon has entered into a license agreement with Mr. Yu Chang, our Chairman CEO and President, under which Mr. Chang granted us an exclusive license to use his know-how in manufacturing organic liquid compound fertilizer on a royalty-free basis. Under the license agreement, Mr. Chang has the obligation to maintain the confidentiality of this technology and is prohibited from licensing this technology to any third party or using the technology for his own benefit. In addition, only certain of our key executives have knowledge of our proprietary technology and formulas.

Despite these precautions, the legal regime protecting intellectual property rights in China is weak. If we are not able to enforce our licensing agreement with Mr. Chang, and fully protect our proprietary trade secrets, if our employees unintentionally or willfully disclose our confidential technology to competitors, or if our competitors independently develop similar or superior products, our competitors may be able to more effectively offer products similar to ours and/or produce products with a cost structure similar to ours, if not better, and we may thereby lose any competitive advantage that we currently have. If we are forced to take legal action to protect our proprietary formula and processes, we will incur significant expense and further could not guarantee a favorable outcome.

In addition, our competitors may counterfeit our products and use our trademark. These counterfeit products could damage our reputation and create confusion for our customers.

Our financial results would be negatively impacted by the lost sales to the fake and/or competitive product or by lost sales from a damaged reputation.

Certain of our officers and directors' associations with other business enterprises could impede their ability to devote ample time to our business and could pose conflicts of interest.

Mr. Yu Chang, our CEO, President, Secretary and director, and Ms. Xiaorong Teng, our Chief Operating Officer, serve as the chairman and a director, respectively, of Yinlong Industrial Co. Ltd. These existing responsibilities to another entity could limit the amount of time they can spend on our affairs. Mr. Chang currently spends about 90% of his time on our affairs and about 10% of his time on the affairs of Yinlong. Ms. Teng currently spends about 95% of her time on our affairs and about 5% of her time on the affairs of Yinlong. In addition, in carrying out their responsibilities for both us and Yinlong, Mr. Chang and Ms. Teng could face conflicts of interest from time to time. We will attempt to resolve any such conflicts of interest in our favor. Our officers and directors are accountable to us and our shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling our affairs. Our financials results could be negatively impacted if our officers and directors do not capitalize on opportunities for us because of their other obligations or if we are unable to take advantage of a potential opportunity because of a perceived conflict of interest with an officer and/or director.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports on Form 10-K. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We are subject to these requirements. We can provide no assurance that we will be able to comply with all of the requirements imposed thereby. There can be no positive assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements. This may negatively impact the value of our stock as investors may be less willing to invest in us if we cannot comply with all of the requirements. We have only recently hired an English speaking financial officer to help with, among other things, interactions with auditors and we may need to hire additional personnel in the future who may be difficult to find in the PRC. We may not be able to implement a SOX 404 compliance program in a timely manner if we do not have the proper personnel.

We may need to raise additional capital in the foreseeable future and may not be able to do so on terms favorable to us or you or at all.

Part of our strategy involves increasing our fertilizer production capacity by constructing additional manufacturing facilities and making strategic investments and acquisitions which require significant capital resources. As of September 30, 2007, we had approximately $13.7 million in cash with $37,302 in restricted cash. Based on current reserves and anticipated cash flow from our operations, we anticipate that the available funds will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion for the next twelve months. If we decide to expand our business operations more broadly than currently anticipated or if cash flows from operations are inadequate for our capital needs, we may seek to satisfy our future capital requirements from the sale of our securities in public or private offerings, or through loans from financial institutions or our controlling stockholders. Adequate funds may not be available when needed or on terms satisfactory to us. A lack of funds also may cause us to delay, reduce and/or abandon certain or all aspects of our organic liquid compound fertilizer product research and development programs, close facilities and/or lay-off employees which, in turn, will likely result in decreased sales and profits.

If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and our stockholders may experience additional dilution. In addition, such equity or convertible debt securities may have rights, preferences and privileges senior to those of our common stock. This may reduce a stockholder's return on investment or cause a complete loss in the investment.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than the direct and indirect ownership of our subsidiaries Pacific Dragon, Anhui Agritech and Beijing Agritech. We have no current intention of paying dividends. As a holding company, if we decide to pay dividends in the future our ability to do so will depend upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. Our operating subsidiaries may be subject to restrictions on their ability to make distributions to us due to Chinese law, restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will not receive any dividends and will be unable to pay any dividends to our stockholders.

Our inability to pay dividends may harm the market price of our stock.

Risks Related To Our Industry

Our operating results will suffer if the price of raw materials increases and we cannot pass the increased cost through to our customers.

The primary raw materials included in our products are humic acid, nitrogen, phosphorus, kalium and other supplementary material. The prices for these raw materials are subject to market forces largely beyond our control, including energy costs, organic chemical feedstock, market demand, and freight costs. The prices for these raw materials may fluctuate significantly based upon changes in these forces. Our operating results may be seriously harmed if we are unable to pass any raw material price increases through to our customers due to lower margins from our sales. If we are forced to increase prices of our products due to increases in the prices of raw materials, the demand for our products could decrease, which could materially harm our operations and financial results. See “If we fail to accurately project market demand for our products, our business expansion plan could be jeopardized and our financial condition and results of operations will suffer” above.

 If we cannot renew our fertilizer registration certificate, which expires in December, 2007, we will be unable to sell some of our products which will cause our sales revenues to significantly decrease.

All fertilizers produced in China must be registered with the PRC Ministry of Agriculture. No fertilizer can be manufactured without such registration. There are two kinds of registrations: interim registration and formal registration. The interim registration is valid for one year and applies to fertilizers in the stages of in-the-field testing and test selling. Fertilizers that have completed in-the-field testing and test selling must obtain formal registration, which is valid for five years, and thereafter must be renewed each five years. We have obtained a Formal Fertilizer Registration Certificate covering all of our fertilizer products from the PRC Ministry of Agriculture. Such certificate was issued on September 3, 2002 and will expire in December, 2007. We have pursued renewal application of this certificate since June, 2007 and we expect to complete the renewal process by the end of December 2007.

Our belief is that the PRC Ministry of Agriculture generally will grant an application for renewal in the absence of illegal activity by the applicant. However, there is no guarantee that the PRC Ministry of Agriculture will grant renewal of our Formal Fertilizer Registration Certificate. If we cannot obtain the necessary renewal, we will not be able to manufacture and sell our fertilizer products in China which will cause the termination of our commercial operations.

Adverse weather conditions could reduce demand for fertilizer products.

The demand for our organic fertilizer products fluctuates significantly with weather conditions, which may delay the application of the fertilizer or render it unnecessary at all. If any natural disasters, such as flood, drought, hail, tornado or earthquake, occur, demands for our products will be reduced. In addition, in some cases, we allow our distributors to purchase our products partially on credit. The distributors, in turn, may sell the fertilizer to farmers on credit. If any natural disaster occurs, reduced crop yields may cause farmers to default on their payments which could harm our cash flow and results of operations. If we are unable to collect on our sales our cash flows will decrease and we will have additional expenses from bad debts which will harm our published financials results.

Competition in the fertilizer industry in China and elsewhere is intense.

We compete with approximately 300 small-sized, local Chinese fertilizer manufacturers. The number of these small companies varies from time to time. While we may have greater resources than our smaller competitors, it is possible that these competitors have better access in certain local markets to customers and prospects, an enhanced ability to customize products to a particular region or locality and established local distribution channels within a small region. Furthermore, we face competition from large domestic and international fertilizer producers and traders who import fertilizers into China such as Guangxi Beihai Penshibao Co., Ltd (www.psb.com.cn), Henan Luo Xiaowang Group (www.luoxiaowang.com), and Shangdong Tianda 2116 (www.2116.cn). Our major international competitors are Phosyn from the UK (www.cuikang.com/news/), Shi Ma (Chinese translation) part of BASF of Germany, Kemira GrowHow Oyj from Finland, and Leffingwell from the USA. These imported products range from fertilizers with single chemical elements, such as urea, phosphate and potash, to standard nitrogen phosphate, potassium compound fertilizers. The quality of the imported products is generally higher and more stable than fertilizers produced in China. While our resources may not be as great as our larger competitors, we believe our product quality, sales network, brand recognition and sales network are superior. If our competitors are able to gain greater market share or improve their sales efforts, our sales may decrease, we may be forced to lower our prices, or our marketing costs may increase, all of which could negatively impact our financial results.

Historically, imported fertilizers have been subject to tariffs, duties and quota imposed by the Chinese government. In connection with China's entry into the World Trade Organization, based on the WTO commitment, the Chinese government started to allow foreign companies to sell and distribute fertilizers beginning in December 2006. As the Chinese fertilizer market starts to gain more market participants, we will face increased competition which may create pricing, supply and demand constraints and cause our profit margins to suffer.

The fertilizer products that we manufacture pose safety risks and could expose us to product liability claims.

Defects in, or unknown harmful effects caused by, organic and inorganic chemical and elements in our products could subject us to potential product liability claims that our products cause some harm to the human body or to property. Although we have adopted safety measures of industry standard in our research, development and manufacturing processes, accidents may still occur. Any accident, either at the manufacturing phase or during the use of our products, may subject us to significant liabilities to persons harmed by these products. We have renewed product liability insurance to cover claims from personal injuries or property damage caused by our products for the period from July 11, 2007 to July 10, 2008. Our insurance coverage was limited to approximately $500,000 (RMB 4,000,000) and may not have been sufficient to cover potential claims. A successful claim against us that is in excess of our insurance coverage could significantly harm our business and financial condition. Public perception that our products are not safe, whether justified or not, could impair our reputation, involve us in litigation, damage our brand names and our business. As of the filing of this Report, no product liability claim has ever been brought against us. However, if we are involved in litigation in the future the potential judgment or settlement along with the litigation costs could harm our financial performance.

Risks Related To Doing Business In China

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

We conduct substantially all of our operations and generate most of our revenue in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement;

•	the early stage of development of the market-oriented sector of the economy;

•	the rapid growth rate;

•	the higher level of control over foreign exchange; and

•	the allocation of resources.

As the PRC economy continues to transition from a planned economy to a more market-oriented economy, the PRC government has implemented and continues to implement various measures to encourage economic growth and guide the allocation of resources by controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways. While these measures may benefit the overall PRC economy, they may also have a negative effect on us, especially if such measures create an unfriendly environment for businesses in the agricultural sector of the economy. For example, PRC governmental entities, whether local or national, could implement additional regulations requiring the payment of increased taxes, tariffs or other duties, or increase the level of government supervision, review, licensing or other involvement in our operations and expansion efforts. Such regulations could significantly increase our costs of doing business, producing products or acquisition efforts. We may not be able to pass these additional costs along to costumers by increasing the costs of our products, or if we are forced to increase the prices of our products, our sales may be negatively affected and our competitors, whether in other areas of the PRC or internationally, may gain an advantage over the company.

If the PRC government changes laws to which we are subject, particularly laws relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters our business could be harmed. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in China, primarily Pacific Dragon, Anhui Agritech and Beijing Agritech. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference, but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China.

For example, while contractual disputes occurs, the arbitration will be brought to the China International Economic and Trade Arbitration Commission (“CIETAC”) in accordance with CIETAC Arbitration Rules, the agreements are governed by PRC law and an arbitration award may be challenged in accordance with PRC law.  For example, a claim that the enforcement of an award in our favor will be detrimental to the public interest, or that an issue does not fall within the scope of the arbitration would require us to engage in administrative and judicial proceedings to defend an award. China’s legal system is a civil law system based on written statutes and unlike common law systems, it is a system in which decided legal cases have little value as precedent. As a result, China’s administrative and judicial authorities have significant discretion in interpreting and implementing statutory and contractual terms, and it may be more difficult to evaluate the outcome of administrative and judicial proceedings and the level of legal protection available than in more developed legal systems.  These uncertainties may impede our ability to enforce the terms of the contracts that we may enter into with our business partners.  Any inability to enforce agreement or an award thereunder could materially and adversely affect our business and operation. The inability to get the benefits of the contractual rights for which we bargained may also negatively impact our financial results as we may have expenditures that are not match with reciprocal benefits.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe our stockholders who are PRC residents as defined in Circular 75 have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that require SPVs formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. However, the new regulation does not expressly provide that approval from the CSRC is required for the offshore listing of a SPV which acquires, directly or indirectly, equity interest or shares of domestic PRC entities held by domestic companies or individuals by cash payment, nor does it expressly provide that approval from CSRC is not required for the offshore listing of a SPV which has fully completed its acquisition of equity interest of domestic PRC equity prior to September 8, 2006. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of a SPV applies to an offshore company such as us which has acquired the equity interest of PRC domestic entities in cash and has completed the acquisition of the equity interest of PRC domestic entities prior to the effective date of the new regulation. Since the new regulation has only recently been adopted, there remains some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the shares being offered by us.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We have operations, agreements with third parties and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Our business will suffer if we lose our land use rights.

There is no private ownership of land in China and all land ownership is held by the government of the PRC, its agencies and collectives. Land use rights can be obtained from the government for a period up to 70 years, and are typically renewable. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee. We have received the necessary land use right certificate for our primary operating facilities, but we can give no assurance that our land use rights will be renewed on terms favorable to us or renewed at all. If we lose our land right certificates we may lose production facilities that may be difficult or impossible to replace. Should we have to relocate, our workforce may be unable or unwilling to work in the new location and our operations will be disrupted during the relocation. The relocation or loss of facilities could cause us to lose sales and/or increase our costs of production, which will negatively impact our financial results.

Accounting laws in China mandate accounting practices which may not be consistent with U.S. generally accepted accounting principles and therefore our financials and their interpretation involve uncertainties.

The PRC accounting laws require an annual "statutory audit" to be performed in accordance with PRC accounting standards and the books of foreign invested enterprises to be maintained in accordance with Chinese accounting laws. These Chinese accounting practices which may not be consistent with U.S. generally accepted accounting principles, or GAAP. Article 14 of the PRC Wholly Foreign-Owned Enterprise Law requires a wholly foreign-owned enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities. Noncompliance with such requirements may cause revocation of our business license. The translation of the financial statements from the requirements of the PRC to U.S. GAAP, requires interpretation and exercise of judgment. This may increase costs or cause additional errors. Moreover, our PRC accounting records may not convert directly into the needed U.S. GAAP accounting records, causing inaccuracies or mistatements that could negatively impact our ability to get a clean audit opinion in the U.S. or may lead to fines by certain governmental bodies, which could negatively impact our financial performance and/or stock price.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively.

Most of our sales revenue and expenses are denominated in Renminbi. Under PRC law, the Renminbi is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC operating subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if our PRC operating subsidiaries borrow foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or their respective local counterparts. These limitations could affect our PRC operating subsidiaries’ ability to obtain foreign exchange through debt or equity financing. This could negatively impact our financial performance as it may limit our ability to reallocate capital and to take advantage of market opportunities.

Fluctuations in exchange rates could hurt our business and the value of our stock.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and the Renminbi and between those currencies and other currencies in which our sales may be denominated. Because substantially all of our earnings and cash assets are denominated in Renminbi and the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect the relative purchasing power of these proceeds, our balance sheet and our earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue after this offering that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments we make in the future. Since July 2005, the Renminbi has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future the PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currencies. If Renminbi weakens relative to the dollar our earnings will be less valuable in terms of the equivalent U.S. Dollars which may negatively impact our stock price.

We own our PRC subsidiaries rather than merely having a contractual relationship with such entities.

We own our PRC subsidiaries, as opposed to having a mere contractual relationship with entities that operate in the PRC. This makes our investment in the PRC more rigid and long-term. We may be unable to quickly sell, dispose of our subsidiaries or exit the PRC if conditions in the PRC become unfavorable for business. Should we wish to exit the PRC and be unable to do so the value of stock may decrease due to our inability to relocate our corporate operations.

Risks Related To Our Common Stock

The market price for our common stock may be volatile which could result in a complete loss of your investment.

Our stock is not widely traded or traded in great volume so the market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	announcements of new products by us or our competitors;

•	changes in financial estimates by securities analysts;

•	conditions in the fertilizer market;

•	changes in the economic performance or market valuations of other companies involved in fertilizer production;

•	announcements by our competitors of significant acquisitions;

•	additions or departures of key personnel; and

•	potential litigation.

Our stock price could change very quickly and could move in a negative direction at any time.

Certain of our stockholders hold a significant percentage of our outstanding voting securities.

Our Chairman, Chief Executive Officer and President, Mr. Yu Chang is the beneficial owner of approximately 41.85% of our outstanding common stock. As a result, he possesses significant influence, giving him the ability, among other things, to elect a majority of our Board of Directors and to authorize or prevent significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer. This might result in limitations on, or a decrease in the price of, our common stock.

Our common stock is quoted on the OTC bulletin board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board under the symbol "CAGC.OB." The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called "penny stocks" to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of November 20, 2007, the closing bid and asked prices for our common stock were $3.16 and $3.25 per share and, therefore, it is designated a "penny stock." Although since February 3, 2005, we have met the net worth exemption from the "penny stock" definition, no assurance can be given that such exemption will be maintained. As a "penny stock," our common stock may become subject to Rule 15g-9 under the Exchange Act of 1934, or the "Penny Stock Rule." This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

Unless exempt, for any transaction involving a penny stock, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in the penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of a penny stock if the SEC determines that such a restriction would be in the public interest.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words "anticipates," "believes," "estimates," "expects," "plans," "projects," "targets" and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward- looking statements, even if new information becomes available in the future. Important factors that may cause actual results to differ from those projected include the risk factors specified above. Notwithstanding the above, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act expressly state that the safe harbor for forward-looking statements does not apply to companies that issue penny stock. Because we issue penny stock, the safe harbor for forward-looking statements does not apply to us.

USE OF PROCEEDS

We will not receive proceeds from the sales by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised. We have no current specific plans for the use of the proceeds of the warrants and expect that we will utilize any proceeds from the exercise of such warrants for general corporate and working capital purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants.

The warrants were offered as an inducement for investors to participate in the July 2007 Private Placement. The July 2007 Private Placement was entered into in order to receive the influx of capital that came with the closing of that financing.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is quoted on the OTC Bulletin Board under the symbol "CAGC.OB." The following table sets forth, for the periods indicated, the high and low bid prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The high and low quotations for the first quarter of 2004 and second quarter of 2005 have been adjusted for the above mentioned 1-for-5.6 reverse stock split and 1-for-1.14 forward stock split, respectively.

Period Ended November20, 2007	High	Low
1st Quarter (January 1, 2007 to March 31, 2007)	$4.00	$1.55
2nd Quarter (April 1, 2007 to June 30, 2007)	3.80	2.90
3rd Quarter (July 1, 2007 to September 30, 2007)	3.81	2.05
4th Quarter (October 1, 2007 to November 20, 2007)	6.25	2.75

Year Ended December 31, 2006	High	Low
1st Quarter (January 1, 2006 to March 31, 2006)	$4.15	$2.90
2nd Quarter (April 1, 2006 to June 30, 2006)	$5.00	$3.20
3rd Quarter (July 1, 2006 to September 30, 2006)	$4.00	$2.35
4th Quarter (October 1, 2006 to December 31, 2006)	$3.50	$3.00

Year Ended December 31, 2005	High	Low
1st Quarter (January 1, 2005 to March 31, 2005)	$18.42	$0.09
2nd Quarter (April 1, 2005 to June 30, 2005)	$3.60	$1.67
3rd Quarter (July 1, 2005 to September 30, 2005)	$4.50	$2.05
4th Quarter (October 1, 2005 to December 31, 2005)	$4.30	$2.40

On November 20, 2007, the closing price of our common stock on the OTCBB was $3.16.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent certified public accountants. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. We intend to maintain compliance with the periodic reporting requirements of the Securities Exchange Act of 1934.

Approximate Number of Holders of Our Common Stock

As of November 20, 2007, we had approximately 991 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

DIVIDEND POLICY

Our Board of Directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

DILUTION

Our net tangible book value as of September 30, 2007 was $2.28 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know how, trademarks and patents and less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated statement of income and comprehensive income data for the years ended December 31, 2004, 2005 and 2006 and the selected balance sheet data as of December 31, 2004, 2005 and 2006 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data for the year ended December 31, 2003 is derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated financial data for the year ended December 31, 2002 is derived from our unaudited consolidated financial statements not included in this prospectus. We derived our selected historical consolidated financial data as of September 30, 2006 and September 30, 2007 and for the three months ended September 30, 2006 and September 30, 2007 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

The following selected historical financial information should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(All amounts in thousands of U.S. dollars)

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
						(unaudited)	(unaudited)
Revenue
Sales	$30,074	$23,523	$29,526	$25,335	$15,850	12,180	6,411
Cost of sales	(13,632)	(11,308)	(14,161)	(12,849)	(8,153)	(6,450)	(2,673)
Gross profit	16.443	12,215	15,364	12,486	7,697	5,730	3,738

Expenses
General and administrative expenses	(1,749)	(2,286)	(2,015)	(2,633)	(518)	(836)	(553)
Selling expenses	(2,229)	(1,840)	(2,984)	(2,372)	(1,444)	(1,876)	(711)

Total Expenses	(3,978)	(4,127)	(4,999)	(5,006)	(1,962)	(2,703)	(1,264)

Income from Operations	12,465	8,088	10,365	7,481	5,735	3,027	2,474
Other Expense	(46)	(39)	99	-	-	-	-
Finance costs	(3)	(2)	(4)	0	0	(4)	(3)

Income before income taxes and minority interests	12,415	8,047	10,460	7,480	5,735	3,023	2,471
Income taxes	(4,453)	(3,189)	(4,248)	(3,174)	(1,982)	(1,016)	(793)
Minority interests	(885)	(648)	(863)	(631)	-	-	-
Foreign Currency Translation Gains	1,354	367	373	229	-	-	-

Net income	7,077	4,210	5,349	3,676	3,753	2,007	1,678

Earnings per share: basic and diluted	0.34	0.23	0.29	0.26	0.28	0.15	n/a

Weighted average number of shares outstanding: basic and diluted	20,914	18,614	18,736	13,946	13,435	13,435	n/a

Cash flow data:
Net cash flows provided by (used in) operating activities	(3,188)	(2,010)	$(3,337)	$163	$1,132	3,118	(454)
Net cash provided by (used in) investing activities	(1,463)	(1,267)	(1,367)	(283)	(12)	(2,920)	457
Net cash provided by (used in) financing activities	11,484	11,082	11,028	323	(1,093)	(188)	(2)

	Period Ended September 30,	Period Ended September 30,	As of December 31
	2007	2006	2006	2005	2004	2003	2002
						(unaudited)	(unaudited)
Balance sheet data:
Cash and cash equivalents	$13,698	$8,134	$6,430	$256	$0.38	11	1

Working capital	48,260	25,349	26,502	10,230	4,249	3,679	2,864
Total assets	56,409	30,455	31,026	12,646	7,582	7,299	4,372
Total current liabilities	4,431	2,835	2,010	1,350	2,205	2,364	1,375
Long term liabilities	-	-	-	-	-	-	69
Total liabilities	7,585	4,754	2,010	1,350	2,205	2,364	1,444
Total stockholders' equity	48,823	25,701	26,856	10,057	5,377	4,935	2,029

Selected Quarterly Financial Information

The following table sets forth certain unaudited financial information for us for each of the ten quarters ended September 30, 2007. The consolidated financial statements for each of these quarters have been prepared on the same basis as the audited consolidated financial statements included in this prospectus and, in the opinion of our management, include all adjustments necessary for the fair presentation of the results of operations for these periods. You should read this information together with our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

	Three Months Ended (amounts in thousand of U.S. Dollars, except percentages)
	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006
	Amount	Amount	Amount	Amount	Amount
	USD	USD	USD	USD	USD
Net Revenues	$10,185	$5,760	$4,405	$5,685	$10,235
Gross profit	4,643	2,563	2,662	2,820	5,383
Net income	1,849	1,001	604	1,014	2,088
Net income per common share:
Basic and diluted	0.13	0.07	0.04	0.05	0.11

	Three Months Ended (amounts in thousand of U.S. Dollars, except percentages)
	September 30, 2006	December 31, 2006	March 31, 2007	June 30, 2007	September 30, 2007
	Amount	Amount	Amount	Amount	Amount
	USD	USD	USD	USD	USD
Net Revenues	$7,602	$6,004	$8,612	$9,867	$11,596
Gross profit	4,012	3,149	4,511	5,752	6,180
Net income	1,108	1,139	1,885	2,634	2,558
Net income per common share:
Basic and diluted	0.06	0.06	0.10	0.14	0.10

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

China Agritech is a Delaware holding company whose China-based operating subsidiaries, Pacific Dragon, Anhui Agritech and Beijing Agritech, develop, manufacture and sell fertilizer product, particularly organic liquid compound fertilizer products in China. We have been producing fertilizer products since in China since 1994. We have experienced growth in our sales revenue due to increasing demand for our fertilizer products, broadening of our customer base, and an expansion of our production capacity and product offerings.

Our main products include “LvLingBao III,” “LvLingBao IV,” “Tailong I”, “Green Vitality” and other customized, crop specific fertilizers that are tailored to our customers' specific requirements. China is the principal market for our fertilizer products, which are primarily sold to farmers in twelve provinces in China: Heilongjiang, Hebei, Liaoning, Jilin, Shandong, Inner Mongolia, Henan, Sichuan, Guangdong, Xinjiang, Yunnan and Guizhou.

To capitalize on the increased demand for our products and geographic expansion of our sales throughout China, we recently organized two new operating subsidiaries: Anhui Agritech and Beijing Agritech. Anhui Agritech operates our facility in the Anhui province and manufactures and sells our fertilizer products to customers in the Anhui, Hubei, and Henan provinces of China. Our Beijing Agritech facility is our primary research and development center syrup production center and converting factory.

As of September 30, 2007, we had 305 employees working at our Harbin, Beijing, Anhui, Chongqing, and Xinjiang facilities, which have an annual production capacity of approximately 13,000 metric tons of organic liquid compound fertilizers.

We plan to expand our product mix by offering organic granular fertilizer to our product lines and expect to begin construction of a granular fertilizer line in each of its new factories, located in Hebei, Anhui, Chongqing and Xinjiang.

Principal Factors Affecting Our Financial Performance

We believe that the following factors will continue to affect our financial performance:

Growth and evolution of China’s fertilizer industry.    The fertilizer industry in China is in the process of rapid and continuous development. China is the largest producer, importer and consumer of fertilizers in the world. The total consumption of fertilizers in China in 2005 amounted to approximately RMB 120-160 billion (or approximately $ 155.8-207.8 million), according to China Statistical yearbook 2006. The total consumption of fertilizers is expected to exceed 50 million metric tons by the year of 2015. We believe this growth trend will favorably influence the demand for our fertilizer products.

PRC regulations promoting the growth of the fertilizer industry. Management believes that the Chinese government, through regulation and other measures, will continue to promote the development of the agriculture industry and encourage companies in the agriculture sector to become bigger and build name recognition. Favorable regulation and political policy support affords us with an opportunity to expand our operations in various parts of China and to improve our name recognition in the market.

Expansion of our production capacity and product offerings.    We believe we will need to expand our production capacity to meet our projected increase in demand for our fertilizer products. We have already expanded our operations in the Beijing and Anhui regions of China through the commencement of our Anhui Agritech and Beijing Agritech operations. A large portion of the proceeds raised in our 2007 equity financing is expected to be used to construct additional production lines and expand our product offerings.

Availability of land suitable for agricultural purposes. The continuing decrease in lack of available farmland in the China, along with the projected increase in population in China, and the growth in environmentally friendly farming around the world has caused an increase in the use of organic compounds as fertilizers due to their safety, efficacy, and environmental benefits. Our products are designed to satisfy this demand.

Seasonality.  Like other fertilizer manufacturers, we experience a high degree of fluctuation in demand for our products due to seasonality. The first and fourth quarters are historically the weakest while the second and third quarters are the strongest. The warmer climate in the southern and western areas allows for longer growing season with multiple harvests and more diversified crops and a corresponding increase in demand for our products. We plan to expand our operations and sales to these areas in order to realize more evenly distributed yearly demand for our products.

Increase in exports.  We plan to expand sales of our fertilizer products to foreign markets. In 2006, we had no sales to foreign customers. We currently are in various stages of negotiation with distributors in Russia, Central Asian countries and Malaysia and plan to pursue sales to these and other foreign countries and regions.

Results of operations

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of net revenues.

	Period Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(All amounts, other than percentages, in thousands of U.S. dollars)
Revenue
Sales	30,074	23,523	29,526	25,335	15,850
Cost of sales	(13,632)	(11,308)	(14,161)	(12,849)	(8,153)
Gross profit	16,443	12,215	15,364	12,486	7,697

Expenses
General & administrative Expenses	(1,749)	(2,286)	2,015	2,633	518
Selling expenses	(2,229)	(1,840)	(2,984)	(2,372)	(1,444)

Total Expenses	(3,978)	(4,127)	(4,999)	(5,006)	(1,962)

Other Income (Expense)	(50)	(41)	99	-	1
Finance costs	(3)	(2)	(4)	(0)	(0)
Income before income taxes and minority interests	12,415	8,047	10,460	7,481	5,736
Minority Interests	(885)	(648)	(863)	(631)	-
Income taxes	(4,452)	(3,189)	(4,248)	(3,174)	(1,982)
Net income	7,077	4,210	5,439	3,676	3,753

Comparison of Nine Months Ended September 30, 2007 and September 30, 2006

The following table summarizes the results of our operations during the nine-month periods ended September 30, 2007 and 2006 and provides information regarding the dollar and percentage increase or (decrease) from the 2006 fiscal period to the 2007 fiscal period:

(All amounts, other than percentages, in thousands of U.S. dollars)

	Nine Month Period Ended 9/30/07	Nine Month Period Ended 9/30/06	Dollar ($) Increase (Decrease)	Percentage (%) Increase (Decrease)

Net Revenue	30,074	23,522	6,552	27.9
Cost of Revenue	(13,632)	(11,308)	(2,324)	20.6
Gross Profit	16,443	12,215	4,228	34.6
Selling Expenses	(2,229)	(1,841)	(388)	21.1
Operating and Administrative Expenses	(1,749)	(2,286)	537	(23.5)
Income From Operations	12,464	8,088	4,376	54.1
Other Expenses	(50)	(41)	9	21
Income Tax	(4,453)	(3,189)	(1,264)	39.6
Minority Interest	(885)	(648)	(237)	36.7
Foreign Currency Translation Gains	1,354	367	987	268.7
Net income	7,077	4,210	2,867	68.1

Net Revenue. Our net revenue for the nine months ended September  30, 2007 amounted to $30,074,430, which is approximately $6,551,821 or 27.9% more than that of the same period ended on September 30, 2006, where we had revenue of $23,522,609. The increase in our net revenue is mainly attributed to the expansion of our customer base from our new and existing plants discussed above.

Cost of revenue. Our cost of revenue was $13,631,864 for the nine-month period ended September 30, 2007, an increase of $2,324,225 or 20.6%, as compared to $11,307,639 for the nine-month period ended September 30, 2006. The percentage of the cost of sales to the total revenues is 45.3% and 48.1% for the nine-month periods ended on September 30, 2007 and 2006, respectively, a decrease of approximately 2.8%. This change was primarily the result of the reduced packing material cost.

Gross Profit. Our gross profit is equal to the difference between our sales revenue and our cost of goods sold. Our gross profit increased $4,227,596 to $16,442,566 for the nine months ended September 30, 2007 from $12,214,970  for the same period in 2006, in which our cost of goods sold was $11,307,639. Gross profit as a percentage of net revenues was 54.7% for the nine months ended September 30, 2007, as compared to 51.9% during the same period in 2006. The increase in gross profit as a percentage of revenues was due to reduced packing material cost.

Selling Expenses. Our selling expenses were $2,229,481 for the nine-month period ended September 30, 2007, as compared to $1,840,740 for the same period ended September 30, 2006, an increase of $388,741 or approximately 21.1%, due to the selling and marketing expenses incurred for the new plants and higher sales.

Operating and Administrative Expenses. Our general and administrative expenses were $1,748,581 for the nine-month period ended September 30, 2007, as compared to $2,286,372 for the same period ended September 30, 2006, a decrease of $537,791 or approximately 23.5%. Higher administrative expenses for the nine-month period ended September 30, 2006 were primarily due to accrual of bad debts allowances in 2006 and start up cost associated with the new factories and headquarters.

Environmental Laws Compliance Costs. We incurred no cost for environmental compliance for the nine month periods ended September 30, 2007 and 2006.

Income From Operations. Income from operations was $12,464,504 for the nine-month period ended September 30, 2007, as compared to $8,087,858 for the same period ended September 30, 2006, an increase of $4,376,646 or approximately 54.1%. This increase was primarily attributable to higher net revenue and gross profit achieved..

Other Income (Expenses). Our other expenses were $49,554 for the nine-month period ended September 30, 2007, as compared to other expenses of $40,956 for the same period ended September  30, 2006.

Income taxes. We incurred income taxes of $4,452,532 for the nine-month period ended on September 30, 2007. This is an increase of $1,263,674 or 39.6% from the taxes we incurred for the same period in 2006, which were $3,188,858. We paid more taxes in the nine-months ended September 30, 2007 mostly because of our higher income during the nine month period ended on September 30, 2007 than in the comparable period in 2006.

Minority interest. Our financial statements reflect an adjustment to our consolidated group net income equal to $885,469 and $647,688 for the nine-month periods ended September 30, 2007 and 2006, respectively, reflecting the minority interest held by Yinlong Industrial Co. Ltd. in our subsidiary Pacific Dragon.

Foreign Currency Translation Gains. We had a foreign currency translation gain of $1,354,428  for the nine-month period ended September 30, 2007 as compared to $367,329 for the nine-month period ended September 30, 2006. This increase is a result of a $987,099 increase in the foreign currency translation gain for the nine-month period ended September 30, 2007 from $367,329 for the nine-month period ended September 30, 2006.

Net Income. We earned net income of $7,076,949 for the nine-month period ended September 30, 2007. This is an increase of $2,866,593 or approximately 68.1% from our net income during the same period ended September 30, 2006 of $4,210,356. The increase in net income was mainly attributable to higher net revenue and lower administrative expenses as discussed above.

Comparison of Fiscal Years Ended December 31, 2006 and 2005

Sales Revenue. Sales revenues increased $4,190,261, or 17% to $29,525,577 for the year ended December 31, 2006 from $25,335,316 for the year in 2005. This increase was mainly attributable to the change of delivery time as well as improvement in our product mix. In 2005, some orders that had historically been delivered in the third quarter were delivered earlier in the second quarter of 2005, while in 2006, this did not happen. In addition, we increased sales of our Tailong I products in 2006 which has a higher selling price than our other products, from 1,209 tons of 2005 to 1,544 tons of 2006.

Cost of Goods Sold. Our cost of goods sold increased $1,312,400, or 10% to $14,161,358 for the year ended December 31, 2006 from $12,848,958 in the same period in 2005. The increase was primarily due to an increase in sales of our fertilizer products which required us to purchase more raw materials. This increase was due to the increase of the sales revenue. As a percentage of net revenues, the cost of goods sold decreased to 47.8% during the year ended December 31, 2006 from 50.6% in the same period of 2005. Such increase of gross margin was mainly attributable to the reduced material cost as a result of improved production cost control measures, as well as increased sales of higher margin products.

Gross Profit. Our gross profit increased $2,877,861 to $15,364,219 for the year ended December 31, 2006 from $12,486,358 for the same period in 2005. Gross profit as a percentage of net revenues was 52.2% for the year ended December 31, 2006, as compared to 49.4% during the same period in 2005. Such increase was due to reduced material cost as a result of improved production cost control measures, as well as increased sales of higher margin products.

General and Administrative Expenses. Our administrative expenses did not change for the year ended December 31, 2006 compared to the same period in 2005. As a percentage of net revenues, administrative expenses decreased to 6.8% for the year ended December 31, 2006 from 10.4% for the same period in 2005. This percentage decrease was primarily attributable to more efficient controls of our administrative expenses.

Selling Expenses. Our selling expenses increased $611,605, or 25%, to $2,983,756 for the year ended December 31, 2006 from $2,372,151 for the same period in 2005. As a percentage of net revenues, our selling expenses increased to 10.2% for the year ended December 31, 2006 from 9.5% for the same period in 2005. This increase was primarily attributable to the expansion of our distribution network from northern China to southern China and the increase in our advertising activities.

Total Expenses. Our total expenses decreased approximately $600,000 to $4,999,000 for the year ended December 31, 2006 from $5,005,000 for the same period in 2005. As a percentage of net revenues, our total expenses decreased to 16.9% for the year ended December 31, 2006 from 19.8% for the same period in 2005. This decrease was primarily attributable to more efficient controls of our administrative expenses.

Income from Operations before Taxes. Income from operations before taxes increased $2,979,713, or 39.8%, to $10,460,238 during the year ended December 31, 2006 from $7,480,525 during the same period in 2005. Income from operations before taxes as a percentage of net revenues increased to 35.6% during the year ended December 31, 2006 from 29.6% during the same period in 2005.

Provision for Income Taxes. Provision for income taxes increased $1,074,611, or 34%, to $4,248,144 during the year ended December 31, 2006 from $3,173,533 during the same period in 2005. Our effective tax rate for the year ended December 31, 2006, was 33%.

Net Income. Net income increased $1,673,459, or 46%, to $5,349,338 during the year ended December 31, 2006 from $3,675,879 during the same period in 2005, as a result of the factors described above.

Comparison of Fiscal Years Ended December 31, 2005 and December 31, 2004

Sales Revenue.  Our sales revenue in fiscal year 2005 was $25,335,316, which is approximately $9,485,272 or 60% more than that of fiscal year 2004, where we had revenue of $15,850,044. The increase in sales revenue is primarily the result of the expansion of our distribution network from northern China to southern China and the increase of our advertising activities. In 2005, sales to new customers amounted to approximately $2.2 million, representing 9% of the total revenue. In the meantime, we recorded increased sales to our existing customers.

Costs of Goods Sold. Cost of goods sold, which consist of raw materials, direct labor and manufacturing overhead expenses, were $12,848,958 for the year ended December 31, 2005, an increase of $4,695,495 or 57.6%, as compared to $8,153,463 for the year ended December 31, 2004. The proportion of cost of sales to total revenues are 50.72% and 51.44% for the years of 2005 and 2004, respectively, a decrease of approximately 1%. The main reason for this decrease is an improvement in cost control measures.

Selling Expenses. Selling expenses, which consist primarily of sales commission, advertising and promotion expenses, freight charges and related compensation, were $2,372,151 in 2005, as compared to $1,443,943 in 2004, an increase of $925,208 or approximately 64%. We believe the increases in selling expenses were generally in line with the increase of sales revenue.

Operating and Administrative Expenses. Our general and administrative expenses, which consist primarily of rental expenses, related salaries, business development, depreciation and traveling expenses, were $2,633,522 in 2005, as compared to $517,831 in 2004, an increase of $2,115,691 or approximately 408%. The increase is also attributable to an increase of $102,637 traveling expenses and an expense of $136,275 incurred by Tailong which had minimal operation before its acquisition of Pacific Dragon in October 2004. The traveling expenses increased because of our expanded marketing efforts.

Environmental Laws Compliance Costs. We incurred no cost for environmental compliance in fiscal years 2005 and 2004.

Income From Operations. Income from operations was $7,480,685 in 2005, as compared to $5,734,807 in 2004, an increase of $1,745,878 or approximately 32%. The increase was mainly attributable to the increased sales revenue.

Income Taxes. Our Chinese subsidiaries are taxed at a rate of 33% of assessable profit. We incurred income taxes of $3,173,533 in 2005. This is an increase of $1,191,281or 60% from the taxes we incurred in 2004, which were $1,982,252. We paid more taxes in 2005 mostly because of higher income in 2005 compared to 2004.

Minority Interest. Our financial statements in 2005 reflect an adjustment to our consolidated group net income equal to $631,113, reflecting the 10% ownership of Pacific Dragon held by Yinlong. No minority interest was recorded in 2004.

On June 8, 2004, Tailong and the three owners of Pacific Dragon entered into a Capital Transfer Agreement whereby Tailong acquired 90% of the equity interest in Pacific Dragon. Before such acquisition, Pacific Dragon had effectively been controlled by Yinlong which was owned by the same stockholders as Tailong. As such, Tailong and Pacific Dragon were under common control. On such basis, the financial statements for the year ended December 31, 2004 are prepared by combining the accounts of Tailong and Pacific Dragon in a manner similar to the pooling of interest and no minority interest was recorded.

In the financial statements for the year ended December 31, 2005, a minority interest was recorded because on February 3, 2005, China Agritech, a public company with numerous shareholders, acquired 100% of Tailong. As a result of such reverse acquisition, Yinlong, the 10% owner of Pacific Dragon, is no longer owned by the same stockholders as Tailong.

Net Income. We earned net income of $3,675,879 in fiscal year of 2005. This is a decrease of $77,494 or approximately 2% from fiscal year 2004 which had a net income of $3,753,373. The decrease of our net income in 2005 was mainly attributable to the one-time merger cost of $640,000.

Foreign Currency Translation Gains

We had a foreign currency translation gain of $1,354,428 for the nine month period ended September 30, 2007 as compared with a foreign currency translation gain of $367,329 in the same period ended September 30, 2006. On July 21, 2005, China reformed its foreign currency exchange policy, revalued the RMB by 2.1 percent and allowed RMB to appreciate as much as 0.3% per day against the U.S. dollar. As a result, we implemented different exchange rates in translating RMB into U.S. dollars in our financial statements for the three month period ended September 30, 2007. The exchange rates of RMB 1.0:US $0.1265 and RMB 1.0:US $0.1249 were implemented in calculating the total assets/liabilities and statement of income, respectively. This results in a $987,099  increase in the foreign currency translation gain for the nine month period ended September 30, 2007 as compared with $367,329 for the nine month period ended September 30, 2007.

Private Financing Transactions

February 2005 Private Placement. On February 3, 2005, we sold 590,283 shares of our common stock to Chinamerica Fund, LLP and Gary Evans for a total of $1,000,000 at a price of $1.6941 per share. This issuance was made in reliance on Regulation D, and was made without general solicitation or advertising. The purchasers qualified as “accredited investors” Regulation D with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment. The stock purchase agreement pursuant to which shares of our common stock in the February 2005 private placement were sold: (i) requires us to file a registration statement within 30 days of the closing of the Stock Purchase Agreement with the SEC covering the resale of the subject shares; (ii) requires us to repurchase from the purchasers any or all of the February 2005 private placement shares acquired by the purchasers at the price per share paid by the purchasers thereunder at any time until the date on which the registration statement is filed by us for the February 2005 private placement shares; and (iii) entitles the purchasers to designate one member to our board of directors who shall serve as our Vice Chairman; contained customary representations, warranties, covenants, and agreements. As of May 12, 2005 when the forward stock split became effective, the 590,283 shares of our common stock purchased by the February investors were converted to 672,923 shares.

June 2005 Private Placement. On June 13, 2005, we sold 235,516 shares of our common stock to Chinamerica Fund LLP and Stephen Taylor Jr. for a total of $500,000 at a price of $1.4861 per share. This issuance was made in reliance on Regulation D, and was made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

January 2006 Private Placement. On January 13, 2006, we sold 4,800,000 shares of our common stock to twenty-two accredited investors for a total of $12,000,000 at a price of $2.50 per share. This issuance was made in reliance of Section 4(2) of the Act and the safe harbor of Rule 506 of Regulation D promulgated thereunder, and was made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

July 2007 Private Placement. On July 5, 2007, we completed a private placement transaction whereby we sold 5,556,000 shares of our common stock to 20 investors for an approximate total of $15 million at a price of $2.70 per share. The shares were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4 (2) and Rule 605 thereunder. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

Agreement and Plan of Reorganization.  Pursuant to the Agreement and Plan of Reorganization, dated February 3, 2005, Halter Financial Group, Ltd. and Little and Company received registration rights and we are registering such shares of common stock to fulfill our obligations.

Combined Registration

This registration statement covers common stock of the Company issued in four separate private placements which occurred in February, 2005, June, 2005, January, 2006 and July, 2007, along with certain other common stock of the Company. Each private placement was a separate transaction and the securities are being registered in a single registration statement solely for the convenience of the Company and its stockholders.

Liquidity and capital resources

As of September 30, 2007, we had cash and cash equivalents of $13,697,914 and restricted cash of $37,302. Our current assets were $52,691,363 and our current liabilities were $4,431,861 as of September 30, 2007, which results in a current ratio of approximately 12. Our total stockholders’ equity as of September 30, 2007 was $48,823,458. . We had no bank loans or other interest bearing borrowings as of September 30, 2007.

Cash Flows (in thousands of U.S. Dollars)
	Nine months Ended September 30,
	2007	2006
Net cash provided by (used in) operating activities	(3,188,677)	(2,009,605)
Net cash provided by (used in) investing activities	(1,462,714)	(1,267,032)
Net cash provided (used in) by financing activities	11,484,478	11,081,575
Net cash inflow (outflow)	428,879	79,523

In fiscal year 2005, we raised a total of $1,350,000 from the sale of 590,283 (before the 1-for-1.14 forward stock split) and 235,516 (after the 1-for-1.14 forward stock split) shares of our common stock through private placement transactions. In accordance with the terms of the stock purchase agreement, $600,000 of the proceeds from the private placement transactions was kept in a trust account and been earmarked for a certain corporate communication program. As of September 30, 2007, the Company still had $37,302 in this account for the corporate communication program.

On July 5, 2007, we raised a total of approximately $15,000,000 from the sale of 5,556,000 shares of our common stock through a private placement transaction. In accordance with the terms of the private placement, $2,000,000 of the proceeds from the private placement transactions were kept in a trust account and will be released when we hire a new CFO and modify our board of directors in accordance with the terms of the private placement documents. As of September 30, 2007, all $2,000,000 remained in escrow.

Operating Activities

Net cash used in operating activities was $3.2 million for the nine-month period ended September 30, 2007 which is an increase of $1.2 million from the $2.0 million net cash used in operating activities for the same period in 2006. The increase is mainly due to increase in accounts receivable and inventory as a result of the increase in customer base from the newly established plants.

Net cash used in operating activities was approximately $3.3 million in 2006, which is increase of $3.5 million from the $0.2 million net cash provided by operating activities for the same period in 2005. The increase of net cash used in operating activities was mainly attributable to the increase in advances to suppliers.

Net cash provided by operating activities was $0.2 million in fiscal year 2005, which is a decrease of $0.9 million from the $1.1 million net cash provided by operating activities in fiscal year 2004. The decrease was mainly attributable to the increase in advances to suppliers.

Investing Activities:

Our main uses of cash for investing activities are payments for the acquisition of property, plant and equipment and construction in progress for the new plant and equipments for Anhui Agritech and Beijing Agritech.

Net cash used in investing activities in the nine-month period ended September  30, 2007 was $1,462,714 , which is an increase of $195,682  from net cash used for investing activities of $1,267,032 in the same period of 2006 due to an acquisition of property, plant and equipment.

Net cash used in investing activities in fiscal year 2006 was $1.4 million, which is an increase of $1.1 million from net cash used in investing activities of $0.3 million in fiscal year 2005, due to the purchase of property and equipment.

Net cash used in investing activities in fiscal year 2005 was $0.3 million, which is an increase of $0.29 million from net cash used in investing activities of $0.01 million in fiscal year 2004 due to lower purchase of property and equipments.

Financing Activities

On January 13, 2006, we sold 4,800,000 shares of our common stock to 22 investors for a total of $12,000,000 in a private placement transaction.

On July 5, 2007, we sold 5,556,000 shares of our common stock to 20 investors for a total of approximately $15,000,000 in a private placement transaction.

Our debt to equity ratio was 0% as of September  30, 2007 as we have no bank loans or other borrowings.

We believe that our currently available working capital will be sufficient to maintain our operations at our current levels for the next twelve months. As of September  30, 2007, we did not have any material commitments for capital expenditures.

Net cash provided by financing activities in the nine-month period ended September 30, 2007 totaled $11,484,478 as compared to $11,081,575 provided by financing activities in the same period of 2006. The increase of the cash provided by financing activities was mainly attributable to the fact that we engaged in capital raising activities on July 5, 2007 as explained below.

Net cash provided by financing activities in fiscal year 2006 was $11 million, which is an increase of $10.7 million from $0.3 million net cash provided by financing activities in fiscal year 2005. The increase of the cash provided by financing activities was mainly attributable to the additional of capital raised.

Net cash provided by financing activities in fiscal year 2005 totaled $0.3 million which is an increase of $1.4 million from $1.1 million net cash used in financing activities in fiscal year 2004. The increase of the cash provided by financing activities was mainly attributable to no dividend was paid in 2005.

Loan Facilities

We had no bank loans or other interest bearing borrowings as of September 30, 2007.

We believe that our currently available working capital will be sufficient to maintain our operations at our current levels for the next twelve months. As of September 30, 2007, we did not have any material commitments for capital expenditures.

Obligations under Material Contracts

We do not have any obligations under material Contracts as of September 30, 2007.

Critical accounting policies

The preparation of financial statements in conformity with U.S. GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any.  We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

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Use of Estimates.  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

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Accounts Receivable.  Our policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. We had accounts receivable of $30,172,419 and $12,239,073, net of allowance of $106,000 and $170,236 as of September 30, 2007 and December 31, 2006, respectively.

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Advances to suppliers.  We permit advances to certain vendors for purchase of our material. The advances to suppliers amounted to $488,244 and $8,038,974 as of September 30, 2007 and December 31, 2006, respectively.

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Inventories.  Inventories are valued at the lower of cost (determined on a first-in first-out basis) or net realizable value. Our management compares the cost of inventories with the net realizable value and an allowance is made for writing down the inventories to their net realizable value, if lower than the cost.

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Impairment.  We apply the provisions of Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"), issued by the Financial Accounting Standards Board ("FASB"). FAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

We test long-lived assets, including property, plant and equipment and intangible assets subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. We consider historical performance and future estimated results in our evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, we measure the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate we utilize to evaluate potential investments. We estimate fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets as of the nine months periods ended September 30, 2007 and 2006.

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Revenue Recognition.  Our revenue recognition policies are in compliance with Staff Accounting Bulletin 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of our company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. Our revenue consists of invoiced value of goods, net of a value-added tax (“VAT”). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and sales discounts are normally not granted after products are delivered.

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Foreign currency translation. We use U.S. dollars for financial reporting purposes. Our subsidiaries maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, we translate the subsidiaries' assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet, as component of comprehensive income. The functional currency of our Company is Chinese Renminbi.

In particular, Renminbi is the functional currency of our operating subsidiary Pacific Dragon. Until July 21, 2005, RMB had been pegged to the U.S. dollar at the rate of RMB 8.28 : $1.00. On July 21, 2005, the PRC government reformed the exchange rate system into a managed floating exchange rate system based on market supply and demand with reference to a basket of currencies. In addition, the exchange rate of RMB to U.S. dollars was adjusted to RMB 8.11 : $1.00 as of July 21, 2005. The People's Bank of China announces the closing price of a foreign currency such as U.S. dollar traded against RMB in the inter-bank foreign exchange market after the closing of the market on each working day, which will become the unified exchange rate for the trading against RMB on the following working day. The daily trading price of U.S. dollars against RMB in the inter-bank foreign exchange market is allowed to float within a band of 0.3% around the unified exchange rate published by the People's Bank of China. This quotation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the People’s Bank of China or other institutions required submitting a payment application form together with invoices, shipping documents and signed contracts.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Seasonality

We may experience seasonal variations in our future revenues and our operating costs due to seasonality, however, we do not believe that these variations will be material. However, demand for our organic liquid compound fertilizer products fluctuates significantly with weather conditions, which may delay the application of the fertilizer or render it unnecessary thereby reducing demand for our products.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

We had no bank loans or other interest bearing borrowings as of September 30, 2007; therefore, we are not exposed to interest rate risk.

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, all of our consolidated revenues and consolidated costs and expenses are denominated in RMB.  All of our assets are denominated in RMB except for cash.  As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. dollars and RMB.  If the RMB depreciates against the U.S. dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline.  We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results.  Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

OUR CORPORATE STRUCTURE AND HISTORY

General

Our corporate name is China Agritech, Inc. and our principal operations in China are conducted through three PRC subsidiaries which we either wholly own or own a controlling interest in, Pacific Dragon, Anhui Agritech and Beijing Agritech. Pacific Dragon is 90% owned by our wholly owned subsidiary, Tailong, and 10% owned by Yinlong Industrial Co. Ltd. which is owned by Mr. Yu Chang, our Chairman, Chief Executive Officer and President and Ms. Xiaorong Teng, our director. Anhui Agritech is our direct, wholly owned subsidiary, and Beijing Agritech is 100% owned by our wholly owned U.S. subsidiary CAI Investments Inc. The following chart reflects our organizational structure as of the date of this prospectus.

Our Corporate History

We were originally incorporated on January 5, 1925 under the laws of the State of Nevada as Argyle Mining Company for the development of mining claims. Since then, we have changed our business model several times. On August 10, 2004, we merged with and into a newly formed wholly-owned Delaware subsidiary for the purpose of changing our corporate domicile from Nevada to Delaware. The new entity maintained the same name and capital structure. We had no active operations during the period from 1986 until February 2005, when we completed a reverse acquisition transaction with Tailong. Tailong owns 90% of our subsidiary Pacific Dragon, which manufactures and sell our fertilizer products and which, at the time of our February 2005 reverse acquisition transaction, held all of our commercial operations.

In the reverse acquisition transaction, we issued 10,606,158 shares of our common stock to the stockholders of Tailong in exchange for all of the issued and outstanding capital stock of Tailong. Tailong thereby became our wholly owned subsidiary and the former stockholders of Tailong became our controlling stockholders. For accounting purposes, this transaction was treated as a reverse acquisition with Tailong as the acquirer and China Agritech as the acquired entity.

Tailong was incorporated on October 27, 2003 under the laws of Hong Kong. Tailong had no active business operations until October 9, 2004 when it acquired 90% ownership of Pacific Dragon. The remaining 10% ownership of Pacific Dragon is held by Yinlong Industrial Co. Ltd.

Pacific Dragon is a Sino-foreign joint invested enterprise established in China on May 20, 1994. At the time of its incorporation, Pacific Dragon was a "contractual joint venture" under Chinese foreign invested enterprises law and on October 9, 2004, Pacific Dragon changed its status to become an "equity joint venture" under Chinese foreign invested enterprises law. The legal structure of "equity joint venture" is similar to a corporation organized under the state laws in the United States. Pacific Dragon has a registered capital of $500,000 and its Articles of Associations provide for a business term of 15 years. Upon the expiration of the 15-year term, Pacific Dragon may apply for an extension of the term of its Articles of Association.

On February 3, 2005, we completed a private placement transaction whereby we sold 590,284 shares of our common stock to two investors for consideration of $1,000,000. The shares were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 506 thereunder. Each of the investors qualified as an accredited investor as defined by Rule 501 under the Securities Act.

On May 12, 2005, in connection with the reverse acquisition transaction, we amended our Certificate of Incorporation to (1) change our name to "China Agritech, Inc." to reflect our new business of manufacturing and marketing liquid compound fertilizer products; (2) allow our Board of Directors to set the number of directors in accordance with our bylaws; and (3) effect a forward stock split whereby each share of our issued and outstanding common stock is converted into 1.14 shares of our common stock.

On June 13, 2005, we completed another private placement transaction whereby we sold 235,516 shares of our common stock to two investors for a total of $350,000. The shares were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 506 thereunder.

On January 13, 2006, we sold 4,800,000 shares of our common stock to 22 investors for a total of $12,000,000. The shares were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 506 thereunder.

In 2006, we organized Anhui Agritech and Beijing Agritech, which are both PRC corporations, as part of our expansion plan. Anhui Agritech is our direct, wholly owned subsidiary, and Beijing Agritech is our indirect, wholly owned operating subsidiary which is 100% owned by our CAI Investments, Inc., our direct wholly owned subsidiary.

On July 5, 2007, we completed a private placement transaction whereby we sold 5,556,000 shares of our common stock to 20 investors for an approximate total of $15 million. The shares were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4 (2) and Rule 605 thereunder.

OUR BUSINESS

Overview

We are a leading manufacturer of fertilizer products in China, specifically, organic fertilizer products in liquid and granular form. We have been producing fertilizer product in China since 1994.

Our main products include “LvLingBao III,” “LvLingBao IV,” “Tailong I,” and “Green Vitality” and other customized, crop specific fertilizers that are tailored to our customers' specific requirements.  Our products promote photosynthesis, root system growth and transmission of nutrients to seeds; equilibrate absorption of nutrients and speed a plant's maturity; eliminate the damage of harmful radicals to plants and increase protein and vitamin content levels; accelerate the accumulation of photosynthesis materials and cell concentration; increase reservation ability to resist the drought, resistance and the utilization rate of basic fertility; and foster the development of plant life along with neutral or acidic pesticides. Our products can be applied on a widespread basis via spraying by machine or aircraft. Our products have been recognized for their quality and effective by leading industry associations and have been certified by the PRC government at the national level, which is an endorsement of the effectiveness of the products in all regions of China.

China is the principal market for our fertilizer products, which are primarily sold to retailer and farmers in twelve provinces in China: Heilongjiang, Hebei, Liaoning, Jilin, Shandong, Inner Mongolia, Henan, Sichuan, Guangdong, Xinjiang, Yunnan and Guizhou, Hainan, and Jiangsu.

We operate production facilities in the Harbin, Beijing and Anhui and our annual production capacity in 2006 was approximately 9,000 metric tons of organic liquid compound fertilizers.

We believe that our brand reputation and ability to tailor our products to meet the requirements of various regions of China affords us a competitive advantage. We purchase the majority of our raw materials from suppliers located in China and use suppliers that are located in close proximity to our manufacturing facilities.

Recently, we have made progress in expanding our operations through our recently formed Anhui Agritech and Beijing Agritech operating subsidiaries. Anhui Agritech operates our recently constructed facility in the Anhui province that began operations in July, 2006. Anhui Agritech manufactures and sells our fertilizer products to customers in the Anhui, Hubei, and Henan provinces of China. Beijing Agritech supervises our Beijing operations, which serve as a research and development center and our primary syrup production center and converting factory. Our Beijing Agritech operations commenced business in September 2006.

Industry Background and Our Principal Market

In China, the total output of fertilizer in 2005 reached 48.3 million metric tons, which was the one third of the world’s output. China is the principal market for our organic liquid compound fertilizers and related agricultural products. Our products are primarily sold to farmers in 12 provinces in China: Heilongjiang, Hebei, Liaoning, Jilin, Shandong, Inner Mongolia, Henan, Sichuan, Guangdong, Xinjiang, Yunnan and Guizhou.

China has the world's largest population of nearly 1.3 billion people. However, China's arable land on a per capita basis is only 0.04 hectare (Source: 2006 China statistics Yearbook), or approximately 50% of that present in the United States (Source: US Census Bureau, www.census.gov). This combination of limited arable land and a large and growing population has created a significant need to increase the output of crops per hectare in China. China's agricultural output increased 19% from 1989 to 2005 (the total crops output was 407,549,000 tons in 1989 as compared to 484,022,000 tons in 2005) (Source: 2006 China statistics Yearbook). An increase in the use of fertilizers - 8,840,000 tons were used in 1978 compared to 47,662,000 tons used in 2005, being the one third of the world’s output, has contributed to this growth (Source: 2006 China statistics Yearbook). It is anticipated that the total demand of fertilizer will exceed to 50 million metric ton by the year 2015. As a subset of the broader fertilizer market, the use of compound fertilizers in China has likewise increased, from 1,796,000 tons in 1985 to 13,032,000 in 2005, an increase rate of 5.8% from 2001 to 2002, 6.7% from 2002 to 2003, and 8% increase in 2004 and 2005 (Source: 2006 China statistics Yearbook). It is expected that the total demand of organic fertilizer will reach to about 25 million metric ton by the year 2015.

We believe that China’s fertilizer industry is mainly influenced by the following factors:

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Growth and evolution of China’s fertilizer industry.    The fertilizer industry in China is in the process of rapid and continuous development. China is the largest producer and consumer of fertilizers in the world. The total consumption of fertilizers is expected to increase to 51 million tons by 2010 and 56 millions by 2020. We believe this will favorably influence the demand for our products and contribute to growth in sales of our fertilizer products and our revenues.

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PRC regulators are encouraging use of organic compound fertilizers. In order to improve the efficient utilization of fertilizer, the PRC Ministry of Agriculture encourages the use of organic compound fertilizers instead of single nutrients, such as urea, or chemical fertilizers. The percentage of compound fertilizer consumption to the total fertilizer consumption rose from 10% in 1985 to 27% in 2005. (Source: 2006 China Statistics Yearbook). However, the usage of compound fertilizers in China is low compared with the average usage level of about 70% worldwide. We believe that this factor will promote usage of our products.

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Availability of land suitable for agricultural purposes. Decreases of available farmland in China, projected population growth, and the movement toward environmentally conscientious farming around the world are contributing to an increase in the use of more effective and environmentally friendly organic compound fertilizers. Our products are designed to satisfy this demand.

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Seasonality. Like other fertilizer manufacturers, we experience seasonal fluctuations in demand for our products. Fertilizer manufacturers are focusing their sales efforts in the southern and western areas of China which have warmer climates and longer harvesting seasons in order to realize more evenly distributed demand for the our products throughout the year.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively in the fertilizer market in China:

•	Strong Market Position. We are a leading manufacturer of fertilizer products in China, specifically, particularly organic fertilizer products in liquid and granular form.

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Recognized and Certified Product Offerings. Our Tailong brand of fertilizer products were favorably recognized by the China Association for Quality Supervision and the China Quality Standard Research Center in 2006 for product quality, brand reputation and customer loyalty.  Our fertilizer products also have been certified by the PRC government at the national level which is an endorsement of the effectiveness of the products in all regions of China, making us one of only about 10% of the fertilizer companies in China which have been fully certified.

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Established Distribution Network.    We sell the majority of our fertilizer products through an extensive distribution network of regional factories, which help us to establish a local presence in each community we serve with multi-level sales support and to educate local retailers and farmers on the benefits of our fertilizer products.

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Efficient Infrastructure.    We have created a flexible and responsive infrastructure, which allows us to efficiently manufacture and deliver high-quality fertilizer products within a short delivery time.

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Broad Customer Base.    We developed a diversified customer base of farmers and retailers located throughout China and are not dependent on, or heavily concentrated in, any single customer or customer base.

Our Strategy

We believe that our strong competitive position, our ability to meet customer demands and our well regarded product offerings will enable us to benefit from the anticipated growth in China’s fertilizer market. We are committed to enhancing our sales, profitability and cash flows through the following strategies:

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Capitalize on our brand reputation to increase sales of new and existing products. We intend to leverage the favorable reputation of our fertilizer products through collaboration with academic and governmental institutions which can attest to the quality of our current product offerings. We plan to develop new compounds to better meet the changing needs of China’s agricultural communities by tailoring our product offerings to meet the local needs of the farmers and to create greater reliability of fertilizer products nationwide. We presently intend to use a portion of the proceeds from our recent financing to add organic granular fertilizer to its product lines and construct a granular fertilizer line in each of its new factories, located in Hebei, Anhui, Chongqing and Xinjiang.

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Expand Our Domestic Operations. We intend to build or acquire additional factories in strategic locations in China to serve other agricultural areas in China, particularly the central and Southern regions of China. Our anticipated expansion plans will increase our fertilizer production capacity to 13,000 metric tons.

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Enhance Brand Awareness. A core future focus will be to build and enhance brand awareness of our “Lvlingbao” and “Tailong” products as well as our new “Green Vitality” product line by launching an extensive advertising campaign to educate retailers and farmers on the benefits of our liquid organic compound products. We expect these efforts will allow us to expand our distribution and sales outside of our traditional base in Northeast China and capture a larger market share.

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Increase Sales into Select Foreign Markets. We plan to leverage our product offerings and brand reputation to expand our product sales into select international markets. We currently have export agreements in various stages of negotiation with distributors in Russia, central Asian countries, and Malaysia which we expect will result in revenue growth in the future and we intend to pursue sales to other strategic foreign regions.

Our Products

Our fertilizer products consist primarily of organic liquid compound fertilizers which are derived from natural sources. We believe that our fertilizer products are capable of increase crop yield by as much as 30%.

We produce our fertilizer production using proprietary formulas of humic acid and other amino acids which have proven to have a significant effect on crop yield and quality without the harmful side effects of chemical fertilizers. Our products contain over 30 active ingredients comprised of organic elements, inorganic elements that are region specific and other active and stimulative agents.

Our products, which are designed to be multi-functional, improve the photosynthesis function in crops and the root absorption system, enhance the resistance of crops to harsh environmental conditions and increase plant size and quality. Our fertilizer formulas are highly concentrated, blendable with pesticides or water for easy application and facilitate better absorption rates due to low sedimentation. Our products are suitable for a variety of application methods, ranging from seed soaking, root dipping and irrigation to application by machine and aircraft.

Our four main product lines and their primary uses are as follows:

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Lvlingbao III. Our Lvlingbao III fertilizer product line blends humic acid, nitrogen, phosphorus, potassium, microelements, amino acid, active and stimulative agents and is specially formulated for fruits and vegetables.

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Lvlingbao IV. Our Lvlingbao IV fertilizer line is produced using humic acid, nitrogen, phosphorus, potassium, microelements and is formulated for large scale crops of fruits, vegetables and grains and suitable for jet spray application.

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Tailong I. Tailong I is our highly customized fertilizer line used for a wide variety of crops and plants that can be tailored to local soil conditions. Tailong I has been derived from LvLingBao III, with adjustments in the amount of amino acid, active agent and stimulative agent, in order to better nutrient absorption.

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Green Vitality. Our new Green Vitality fertilizer product line is a new, premium line that will be marketed in the central and southern regions of China and can be applied to enhance yield in a large variety of crops.

We are committed to producing “green” agricultural products which are designed to be environmentally friendly and intend to expand our product offerings to add organic granular compound fertilizer products.

Raw Materials and Our Principal Suppliers

The main raw materials of our products are humic acid, nitrogen, phosphorus, kalium and other supplementary material, which are abundant in China. Humic acid is mainly mined from a soft, brownish-black coal called lignite and China has large lignite reserves according to the survey of energy resources published by the World Energy Council.

There are numerous suppliers and vendors in China of the raw materials needed for our products. Our company has entered into written contracts with our main suppliers: Inner-Mongolia Humic Acid Factory, Beijing Zhongxin Chemical Development Company and Shenzhen Hongchou Technology Company. In fiscal year 2006, we purchased approximately 14.8% of our humic acid from Inner-Mongolia Humic Acid Factory, approximately 33.8% of our nitrogen, phosphorus and kalium from Beijing Zhongxin Chemical Technology Development Co., and approximately 27.1% of our other supplementary material from Shenzhen Hongchou Technology Company.

On December 16, 2005, our subsidiary Pacific Dragon has entered into a supplier contract with Shenzhen Hongchou Technology Company, with the approximate value of US$2,549,351 (RMB 19,630,000) valid through 2008. Pre-payment 30% of the total contract value was paid on December 26, 2005, and 70% of total contract value was paid on February 6, 2006 upon final delivery.

On March 1, 2005, our subsidiary Pacific Dragon has entered into a supplier contract with Inner-Mongolia Wu Chuan Humic Acid Factory, with the approximate value of US$747,532 (RMB 5,756,000) due by March 1, 2008. pre-payment 30% of the total value was paid, and 70% of total value will be paid upon final delivery.

On January 15, 2007, our subsidiary Pacific Dragon has entered into a supplier contract with Beijing Zhongxin Chemical Technology Development Co, with the approximate value of US$2,363,636 (RMB 18,200,000) valid from February 1, 2007 to January 31, 2009. A pre-payment of $2 million was paid, and the balance will be paid upon final delivery.

Our Distributors and Customers

We sell most of our products through various regional distributors in China. We have established and maintained long term relationships with major distributors who we believe have local business experience and established regional sales networks.

For the year ended December 31, 2006, distribution through our ten largest distributors accounted for approximately 34.2% of our total annual sales. Our three largest distributors are:

•	Liaoning Shenyang Military District Subsidiary Farm, which is located in Liaoning Province and purchased approximately 4.0% of our organic liquid compound fertilizers in 2006.

•	Xinjiang Construction Military Group, which is located in Xinjiang province and purchased approximately 3.7% of our organic liquid compound fertilizers in 2006.

•	Heilongjiang Qiqihar Agricultural Department, which is located in Heilongjiang province and purchased approximately 3.6% of our organic liquid compound fertilizers in 2006.

On October 8, 2007, we entered into a contractual arrangement with SINOCHEM, pursuant to which we will supply organic Green Vitality fertilizers to the SINOCHEM through October 7, 2008, with total revenue expected of approximately U.S. $7.8 million.

We hold an annual ordering conference for our major distributors to place purchasing orders through written sales agreements. In addition, our sales department holds ordering conferences with our distributors in various provinces, including Heilongjiang, Jilin, Liaoning, Hebei, Shandong, Jiangsu, Xinjiang and Sichuan from time to time to promote our products and maintain and strengthen these relationships. In addition, we also sell our products to end users directly. All purchasing orders on our products are served on a first come, first serve basis.

We provide our customers with a variety of customer services, including a technical support hotline service, conducting seminars and the provision of instructional DVDs.

We have also been marketing and promoting our products through broadcasting on Chinese local TV channels, such as Heilongjiang Satellite Channel and participating in activities organized by local governments to promote information about, and use of, fertilizers.

Competition

Our experience is that the compound fertilizer industry in China is highly fragmented, consisting of numerous smaller regional manufacturers and larger, domestic and international competitors.

Our major competitors in China include Guangxi Beihai Penshibao Co., Ltd (www.psb.com.cn), Henan Luo Xiaowang Group (www.luoxiaowang.com), and Shangdong Tianda 2116 (www.2116.cn). Our major global competitors include Phosyn from the UK (www.cuikang.com/news/), Shi Ma (Chinese translation) a portion of BASF of Germany, Kemira GrowHow Oyj from Finland, and Leffingwell from the USA.

Management expects that a fairly recent development has the potential change the competitive landscape in the Chinese fertilizer market in the near future. Due to the Chinese government’s WTO commitment, China started to allow foreign companies to gain the right to distribute and make retail sales of fertilizers beginning on December 11, 2006. Because fertilizer products usually need to be specifically formulated for local plant, soil and climate conditions, we believe that there are not many foreign competitors in our selected markets that are capable of producing customized fertilizers that compete with our products. Nevertheless, as a result of the opening of the fertilizer market to foreign producers, we expect that the amount of fertilizer imported to China will rise significantly and that we will face increasing competition from non-Chinese fertilizer manufacturers. Judging by China Agritech’s second quarter 2007 financial performance, management remains optimistic that our company can remain competitive in its markets notwithstanding the entry of non-Chinese fertilizer manufacturers into the marketplace, although we can make no assurances of this belief in light of the anticipated increase in competition.

Intellectual Property

We have registered with the Trademark Office of the State Administration for Industry and Commerce of China the trademark for the "Tailong" logo (registration number: 836192), which is used on our products that are distributed in China. The trademark expires in 2016.

We rely on trade secrets to protect our proprietary technology and formulas. We currently do not own any patents and have not applied for patents on our proprietary technology and formulas because we do not want to make available to the public a detailed description of our technology and formulas as would be required in connection with a patent application. We believe that disclosure of our technology and formulas would be detrimental to our future business. There are currently few competitors in China's organic liquid compound fertilizer market that are capable of producing customized fertilizers like our products. If information about our formulas and processes is not tightly controlled, we believe that more competitors would likely emerge in this market. Only certain of our key executives have knowledge of our proprietary technology and formulas.

Mr. Yu Chang, our CEO, President, Secretary and director, has granted us a permanent license to use his know-how in manufacturing certain types of organic liquid compound fertilizer on a royalty-free basis and has granted us a long-term royalty and free license to use his know-how in manufacturing other organic liquid compound fertilizers. Mr. Chang is under contractual obligations to keep the confidentiality of this technology and refrain from licensing this technology to any third party or using the technology for his own benefits.

Employees

As of September 30, 2007, we had approximately 305 full-time employees, of which 79 were administrative and managerial staff, 81 were sales staff and 145 were manufacturing workers. We also hire temporary manufacturing workers to supplement our manufacture capabilities at periods of high demand. None of our employees is under collective bargaining agreements and they all reside in China. We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

Research and Development

We conduct on-going research and development activities relating to the improvement of the organic liquid compound fertilizers we manufacture and the control of related manufacturing costs. Our primary research and development facilities are located in Beijing and our principal research team consists of Mr. Shuhua Liu and Mr. Kangde Liu. We spent approximately $21,900 (RMB 175,200) and $13,500 (RMB 108,000) on research and development in 2006 and 2005, respectively. We expect to spend approximately $230,000 of the funds we raised in the July, 2007 private placement for research and development of new organic products.

Government Regulation

All fertilizers produced in China must be registered with the PRC Ministry of Agriculture. No fertilizers can be manufactured without such registration. There are two kinds of registrations: interim registration and formal registration. The interim registration is valid for one year and applies to fertilizers in the stages of in-the-field testing and test selling. All fertilizers that have completed in-the-field testing and test selling must obtain formal registration which, once obtained, is valid for five years and thereafter may be renewed for five year periods. We have obtained the necessary Formal Fertilizer Registration Certificate for all of our fertilizer products from the PRC Ministry of Agriculture. Such certificate was issued on September 3, 2002 and will expire in December 2007, at which time we will be required to renew the formal registration. We believe that we will be able to renew our formal registration, and obtain any new interim and formal registration that may be required on a timely basis and without significant cost by the end of December 2007.

As of December 31, 2006, we believe that we are in material compliance with all registrations and requirements for the issuance and maintenance of all licenses required by the governing bodies. As of December 31, 2006, all license fees and filings are current.

If we were to lose any of these licenses, we would only have a limited time to re-apply for such licenses and would face possible regulatory fines. However, such licenses will generally only be revoked under rare circumstances, such as when illegal activities have occurred. We are not subject to any environmental controls or restrictions that require the outlay of capital or the obtaining of a permit in order to engage in business operations.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

MANAGEMENT

Directors and Executive Officers

Set forth below are the names of our directors, officers and significant employees, their ages, all positions and offices that they hold with us, the period during which they have served as such, and their business experience During at least the last five years. The directors will serve until the next annual meeting of the stockholders or until their successors are elected or appointed and qualified. Executive officers will serve at the board's discretion.

Name	Age	Position
Yu Chang	52	Chief Executive Officer, President, Secretary and Director
Xiao Rong Teng	37	Chief Operating Officer and Director
Tao Liang	42	Director
Li Jun Peng	66	Chief Financial Officer and Controller
Ji Wei Zhang	38	Vice President of Administration
Wen Sheng Chen	39	Vice President of Sales
Kelviz Lim Kok Siak	33	Vice President of Finance

Yu Chang: Mr. Chang has been our CEO, President, Secretary and director since February 3, 2005. Since 1994, Mr. Chang has been serving as the chairman of the Board of Directors of Pacific Dragon and Tailong. He has also served as the Chairman of Board of Directors of Yinlong since 1993. Mr. Chang currently spends approximately 10% of his time on the affairs of Yinlong. Mr. Chang graduated from the Heilongjiang Forestry Cadre Management Institute.

Xiao Rong Teng: Ms. Teng has served as our Chief Operating Officer since February 3, 2005 and our director since June 2005. Ms. Teng has served as a director of Pacific Dragon since 2000. She has also served as a director of Tailong since its inception in 2003. Ms. Teng worked for Yinlong from 1994 to 2000 as the General Manager. She worked for Harbin Post & Telecommunication Bureau from 1992 to 1994.

Tao Liang: Mr. Liang has served as our director since June, 2005. Mr. Liang has also served as the Vice General Manager of Pacific Dragon since 2000. Mr. Liang has served as the Vice General Manager of Yinlong from 1997 to the end of 1999. From 1993 to 1996, Mr. Liang served as the General Manager of Tainan Food Processing Factory in Harbin, China. From 1989 to 1992, Mr. Liang served as the Vice General Manager of Taibao Company in Harbin China. Mr. Liang graduated from Renwen Correspondence University.

Li Jun Peng: Ms. Peng has been our Chief Financial Officer and Controller since February 3, 2005. Ms. Peng has been working for Pacific Dragon and later Tailong as the Chief Accountant since August 1997. Ms. Peng graduated from Harbin Institute of Technology in 1968.

Jiwei Zhang: Mr. Zhang has been our Vice President of Administration since August, 2005. Mr. Zhang has served as the Managing Director of Wusu-Salken beer Inc, in The Kyrgyz Republic from 2003 to 2005. From 2001 to 2003, Mr. Zhang served as the Chief accountant and Company Manager of Wusu Beer Group Company in Xinjiang China. From 1995 to 2001, Mr. Zhang served as the Manager and Deputy Director of Accounting Firm in Xinjiang China.

Wen Sheng Chen: Mr. Chen has been our Vice President of Sales since September, 2006. He has served as the General Manager of Fortune Ng Fung Foot Co., Ltd, in Hebei China, from 2001 to 2006. He has also served as the Deputy General Manager of Xinjiang Hops Co., Ltd, in Xinjiang China, from 1995 to 2001. From 1992 to 1995, He has also served as an officer of the Department of Trade and Foreign in Chinese government. Mr. Chen graduated from Renmin University China.

Kelviz Lim Kok Siak: Mr. Lim has been our Vice President of Finance since July, 2007. He is responsible for managing the company's daily financial operations and is the company's key representative interfacing with investors. Mr. Lim previously held various positions at Ernst & Young including Audit Assistant Manager and Senior Accountant. At Ernst & Young, Mr. Lim gained in-depth knowledge of U.S. GAAP accounting, corporate governance and the Sarbanes-Oxley Act of 2002. He worked at Ernst & Young from June 2004 to June 2007. Mr. Lim graduated with honors from Multimedia University, Kuala Lumpur, Malaysia with a Bachelor of Accounting degree. He has received the Association of Chartered Certified Accountants (ACCA) designation in August 2007.

Board Composition and Meetings of the Board of Directors

The Board of Directors is currently composed of three members: Yu Chang, Xiaorong Teng and Tao Liang. All actions of the Board of Directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present. During 2006, our Board of Directors met in person 3 times and acted by unanimous written consent 3 times. Through September  30, 2007, our Board of Directors met in person 4 times and acted by written consent 4 times.

Committees and Board Meetings

We do not have a standing audit, nominating or compensation committee or any committee performing a similar function, although we may form such committees in the near future. Since we do not currently have an audit committee, we have no audit committee financial expert. Our entire Board of Directors handles the functions that would otherwise be handled by an audit committee.

In the future, we may search for a qualified independent expert who would be willing to serve on our Board of Directors and who would be willing to act as an audit committee financial expert. Before retaining any such expert, our Board of Directors would make a determination as to whether such person is both qualified and independent.

Audit Committee and Audit Committee Financial Expert

We do not currently have an audit committee financial expert, nor do we have an audit committee. Our entire board of directors, which currently consists of Yu Chang, Xiaorong Teng and Tao Liang, handles the functions that would otherwise be handled by an audit committee. We are in the process of searching for a qualified independent expert who would be willing to serve on our board and who would be willing to act as an audit committee financial expert. Before retaining any such expert, our board would make a determination as to whether such person is independent.

Independent Directors

No member of our Board of Directors qualifies as an "independent director" under the listing requirements of NASDAQ.

As we increase the membership of our Board of Directors, we may add directors who qualified as "independent directors," establish Board committees on which such independent directors may serve and adopt written Board committee charters, as appropriate, to assist in corporate governance.

Policy Regarding Board Attendance

Our directors are expected to attend Board meetings as frequently as necessary to properly discharge their responsibilities and to spend the time needed to prepare for each such meeting. Our directors are expected to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Director Compensation

No cash compensation was paid to any member of our Board of Directors for services as a director during the fiscal year ended December 31, 2006 or during the nine months ended September  30, 2007. We have no standard arrangement pursuant to which our board of directors is compensated for their services in their capacity as directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of our company other than those services ordinarily required of a director. All authorized out-of-pocket expenses incurred by a director on our behalf will be subject to reimbursement upon our receipt of required supporting document of such expenses. No director received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.

Family Relationships

There are no family relationships among our directors or officers.

Code of Ethics

On April 12, 2006, our Board of Directors adopted a Code of Ethics to which our Chief Executive Officer, Chief Financial Officer, Controller and any person who may perform similar functions are subject. Currently, Mr. Chang and Ms. Peng are our only officers subject to the Code of Ethics. If we retain additional officers in the future to act as our principal financial officer, principal accounting officer, controller or persons serving similar functions, they would become subject to our Code of Ethics.

The Code of Ethics does not indicate the consequences of a breach of the code. If there is a breach, the Board of Directors would review the facts and circumstances surrounding the breach and take action that it deems appropriate, which action may include dismissal of the employee who breached the code. Currently, since Mr. Chang serves as a director and since he is a controlling stockholder he is largely responsible for evaluating his own conduct under the Code of Ethics and determining what action to take in the event of his own breach of the Code of Ethics.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our Chief Executive Officer and Chief Financial Officer, for services during the last three fiscal years in all capacities to us, our subsidiaries and predecessors. No executive officer received compensation of $100,000 or more in any of the last three fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation Earnings ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yu Chang, CEO, President and Secretary	2006	120,000		-	-	-	-	-	-	120,000

Lijun Peng CFO and Controller	2006	-	(1)	-	-	-	-	-	-	-

Name and Title of Acting Principal Financial Officer for 2006	2006

(1) Lijun Peng had no compensation in 2006 because she was out on long-term sick leave.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. We do not have a compensation committee. All decisions regarding compensation are determined by our Board of Directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Employment Contracts

On January 6, 2005, our subsidiary Pacific Dragon entered into an employment agreement with Mr. Yu Chang pursuant to which Mr. Chang was hired as the General Manager of Pacific Dragon. Such agreement has a three year term and is renewable upon mutual agreements between the parties. Pursuant to the agreement, Mr. Chang's annual salary will be determined based on his performance, but shall in no event be less than approximately $15,000 (RMB120,000).

Payment of Post-Termination Compensation

The Company does not have change-in-control agreements with any of its executive officers, and the Company is not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Limitation of Liability and Indemnification of Officers and Directors

As permitted by Delaware law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, and against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Compensation Discussion and Analysis

Background and Compensation Philosophy

We currently have two named executive officers, Yu Chang, our Chief Executive Officer, President and Secretary and the beneficial owner of 41.85% of our stock, and Lijun Peng, Chief Financial Officer and Controller. Our Board of Directors, on which Mr. Chang serves, has historically determined the compensation to be paid to Mr. Chang and Ms. Peng based on the Company's financial and operating performance and prospects, the level of compensation paid to similarly situated executives in comparably sized companies and the contributions made by Mr. Chang and Ms. Peng to the success of the Company.

Our Board of Directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. No pre-established, objective performance goals or metrics have been used by the Board of Directors in determining the compensation of our executive officers. Mr. Chang is involved in the Board's deliberations regarding executive compensation and provides recommendations with respect to his and Ms. Peng's compensation.

As our executive leadership and Board of Directors grows, our Board of Directors may decide to form a compensation committee charged with the oversight of executive compensation plans, policies and programs, but we have no current plans to establish a compensation committee.

Elements of Compensation

We provide our executive officers solely with a base salary to compensate them for services rendered during the year. Our policy of compensating our executives with a cash salary has served the Company well. Because of our history of attracting and retaining executive talent, we do not believe it is necessary at this time to provide our executives discretionary bonuses, equity incentives, or other benefits for the Company to continue to be successful.

Base Salary. The base salary paid to Mr. Chang and Ms. Peng during 2006 was $120,000 and $0 respectively and their 2007 annual compensation is expected to be $120,000 and $0 respectively. All such amounts were paid in cash. The value of base salary reflects each executive's skill set and the market value of that skill set in the sole discretion of the Board of Directors.

Discretionary Bonus. Historically, we have not paid bonus compensation to our executive officers and no bonus compensation was paid to our executive officers in 2006. If the Board of Directors determines to do so in the future, it will be on an ad hoc basis to recognize superior performance by executive officers as determined in the sole discretion of the Board of Directors.

Equity Incentives. The Company and its subsidiaries have not established an equity based incentive program and have not granted stock based awards as a component of compensation. In the future, we may adopt and establish an equity incentive plan pursuant to which awards may be granted if our Board of Directors determines that it is in the best interest of the Company and its stockholders to do so.

Retirement Benefits. Our executive officers are not presently entitled to company-sponsored retirement benefits.

Perquisites. We have not provided our executive officers with any material perquisites and other personal benefits and, therefore, we do not view perquisites as a significant or necessary element of our executive's compensation.

Deferred Compensation. We do not provide our executives the opportunity to defer receipt of annual compensation.

DESCRIPTION OF PROPERTY

Our executive office is located at A# Room 0706-0707, The Spaces International Center, No. 8 Dongdaqiao Road, Chaoyang District, Beijing, China 100020. The rentable space in this office consists of approximately 318 square meters (approximately 3,423 square feet). The lease agreement has a three-year term which expires in May 2008. The monthly rental payment is approximately $3,625 (RMB 29,000).

We currently lease 9878 square meters (approximately 106,326 square feet) in the aggregate for office space and manufacturing facilities in Harbin, China where our subsidiary Pacific Dragon is located. The lease has a 10-year term which runs from January 1, 2004 to January 1, 2014. Our current rent due under this lease is approximately $450,000 (RMB 3,600,000) per year.

In addition, we have an office with a space of 200 square feet in Hong Kong which is located at 2008 at 20th Floor, Wellable Comm. Building, 513 Hennessy Road, Causeway Bay, Hong Kong. The monthly rent payment is approximately $1,316 (HK$10,200) and the term of the lease expires on September 6, 2008.

We have four factories located in Anhui, Beijing, Chongqing, and Xinjiang. The details of facilities and properties and lease terms are described below.

Factories	Address	Area (m2 ) (Approx. ft2)	Lease Term	Monthly Rent
Anhui	No. 1188 Changzheng Rd. Gaoxin District, Bangfu City	1338/14,402	2006.6.1-2016.5.31	US$ 1,727 (RMB 13,300)

Chongqing	No. 11-3, Industrial Park, Geleshandu City	1874/20,172	2007.4.1-2012.3.31	US$ 1,216 (RMB 9370)

Xinjiang	No. 10, Gisi Rd. Industrial Park, Gaoxin District Northern District, Wulumuqi City	3110/33,476	2007.6.10-2017.6.10	US$ 3,246 (RMB25,000)

Beijing	No. 8, M2-4 District, Xinggu Industrial Development District, Pinggu District	4484.76/48,274	2006.9.15-2011.9.15	US$ 6,794 (RMB52,325)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Parties Transactions

On January 1, 2004, our subsidiary Pacific Dragon entered into a lease agreement with Yinlong pursuant to which Pacific Dragon leases certain factory and office premises from Yinlong. The current annual rental payment is approximately $450,000 (RMB3,600,000). Our CEO, President, Secretary and Director Yu Chang and our Vice President and director Xiaorong Teng, is the 85% and 15% owner of Yinlong, respectively.

On January 6, 2005, our subsidiary Pacific Dragon entered into a license agreement with Mr. Chang. Under this license agreement, Mr. Chang granted an exclusive license to Pacific Dragon for the use of know-how in manufacturing organic liquid compound fertilizer on a royalty-free basis. On December 3, 2005, Mr. Chang and Pacific Dragon entered into another license agreement pursuant to which the term of the license was extended to a permanent license.

The Company's PRC subsidiary, Pacific Dragon, has entered into a tenancy agreement with Yinlong, the joint venture partners holding 10% equity interest in Pacific Dragon to lease two factory plants and one office building with a total floor area of 7,018 sq. meters (approximately 75,541 sq. feet) for a term of 10 years from January 1, 2004 to December 31, 2013 at an annual rent of RMB1,200,000 (equivalent to $144,578). The tenancy agreement was revised by increasing the annual rent to RMB3,600,000 (equivalent to $442,800) effective from July 1, 2005. During the years ended December 31, 2006 and 2005, the Company paid RMB 3,600,000 (equivalent to $451,562) and RMB2,400,000 (equivalent to $295,200) to Yinlong respectively.

In accordance with Section 5.1(f) of Securities Purchase Agreement, dated June 29, 2007 (the “Purchase Agreement”), entered among China Agritech, Inc. (the “Company”), Yu Chang, and the investors named therein, the license agreement entered above between Chang Yu and Pacific Dragon Fertilizers Co. Ltd. (a subsidiary of the Company), has been extended until December 31, 2011.

Director Independence Standards

The Company's Board of Directors has determined that no member of the Board of Directors qualifies as an "independent director" in accordance with the listing requirements of NASDAQ.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of November 20,  2007 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise stated, the address of all persons in the table is c/o China Agritech, Inc., A# Room 0706-0707, The Spaces International Center, No. 8 Dongdaqiao Road, Chaoyang District, Beijing, China 100020.

Title of Class	Name & Address of Beneficial Owner	Office, If Any	Amount & Nature of Beneficial Ownership[1]		Percent of Class[2]
Common Stock $0.001 par value	Yu Chang	CEO, President, Secretary and Director	10,337,822	[3]	41.85%

Common Stock $0.001 par value	Xiaorong Teng	Vice President of Sales and Director	604,552		2.45%

Common Stock $0.001 par value	Tak Shing Eddie Wong	Vice President of Sale	0		*

Common Stock $0.001 par value	China Tailong Group Limited		10,337,822	[4]	41.85%

Common Stock $0.001 par value	Tao Liang [5]	Director	0		0%

Common Stock $0.001 par value	Lijun Peng	CFO and Controller	0		*

Common Stock $0.001 par value	Tik Man Tsoi [6]	Vice President of Administration	0		*

Common Stock $0.001 par value	All officers and directors as a group (6 persons named above)		10,942,374		44.30%

*	Less than 1%.

[1]
Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common

[2]
A total of 24,699,615 shares of our Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

[3]	Including 8,644,839 shares of our common stock held by China Tailong Group Limited of which Mr. Chang has 65% ownership.

[4]	Including 1,692,983 shares of our common stock held by Mr. Yu Chang who has 65% ownership of China Tailong Group Limited.

[5]	Mr. Liang is a 5% owner of China Tailong Group Limited.

[6]	Mr. Tsoi is a 30% owner of China Tailong Group Limited.

SELLING STOCK HOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 10,954,108 shares of our common stock that were issued or are issuable to selling stockholders pursuant to separate transactions exempt from registration under the Securities Act of 1933. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus and is prepared based on information supplied to us by the listed selling stockholders and reflects holdings as of November 20,  2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of November 20,  2007 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 24,699,615 shares of common stock outstanding as of November 20,  12, 2007.

Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as an officer or director of us, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

For additional information, refer to "Security Ownership of Certain Beneficial Owners and Management" above.

The term "selling stockholders" also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

	Beneficial Ownership of Common Stock Prior to Offering	Number of shares to be	Beneficial Ownership of Common Stock After the Offering
Selling Stockholder	(Number of Shares)	sold under this prospectus	Number of Shares(**)	Percent of Class(**)
Halter Financial Group (1) 12890 Hilltop Rd. Argyle, TX 76226	232,871	232,871	0	*

Little and Company Investment Securities (2) 211 West Wall St. Midland, TX 79701	101,785	101,785	0	*

Travis L. Parr (3) 71 Livernois Rochester Hills, MI 48307-1041	1,628	1,628	0	*

David Parr (4) 2605 Justin Matthews Drive N. Little Rock, AK 72116	1,628	1,628	0	*

James W. McDowell, Jr. (5) P.O. Box 7807 Louisville, KY 40257	1,628	1,628	0	*

James R. Sasser (6) 4810 32nd St. NW Washington, DC 20008	8,140	8,140	0	*

Gary C. Evans (7) 2100 La Rochelle Flower Mound, TX 75022	54,342	54,342	0	*

Zhihao Zhang (8) 1119 Shuidian Rd., Bldg. 9, Suite 101 Shanghai, China 200434	476,356	476,356	0	*

Ardsley Offshore Fund, Ltd. (9) Romasco Place, Wickhams Cay 1 Road Town, Tortola British Virgin Islands	706,979	706,979	0	*

Ardsley Partners Fund II, L.P. (10) 262 Harbor Drive Stamford, CT 6902	528,843	528,843	0	*

	Beneficial Ownership of Common Stock Prior to Offering	Number of shares to be	Beneficial Ownership of Common Stock After the Offering
Selling Stockholder	(Number of Shares)	sold under this prospectus	Number of Shares(**)	Percent of Class(**)
Ardsley Partners Institutional Fund, L.P. (11) 262 Harbor Drive Stamford, CT 6902	322,873	322,873	0	*

Pinnacle China Fund, LP (12) 4965 Preston Park Blvd., Suite 240 Plano, TX 75093	1,789,028	1,789,028	0	*

BFS US Special Opportunities Trust PLC (Frost National Bank FBO) (13) 8080 N. Central Expressway Suite 210, LB-59 Dallas, TX 75206	400,807	400,807	0	*

Renaissance US Growth Investment Trust PLC (Frost National Bank FBO) (14) 8080 N. Central Expressway Suite 210, LB-59 Dallas, TX 75206	400,807	400,807	0	*

Daniel O. Conwill, IV (15) 70 Audubon Blvd. New Orleans, LA 70118	11,335	11,335	0	*

Chester F. Morrison, Jr. (16) P.O. Box 1363 Houma, LA 70391	6,801	6,801	0	*

David Kenkel & Stephanie Kenkel Jt Wros (17) 148 Wedgewood Ln. Whitefish, MT 59937	2,267	2,267	0	*

David Kenkel TTEE FBO John B. Kenkel Rev. Liv. Tr. Dtd 11/29/05 (18) 148 Wedgewood Ln. Whitefish, MT 59937	2,267	2,267	0	*

George Resta Living Trust (19) 854 St. Edmonds Pl. Annapolis, MD 21401-6423	4,534	4,534	0	*

Bob Jackson (20) 3880 Tiffany Circle New Castle, OK 73065	4,534	4,534	0	*

Thomas J. Matava (21) 191 Keats Rd. Moorsville, NC 28117	4,534	4,534	0	*

	Beneficial Ownership of Common Stock Prior to Offering	Number of shares to be	Beneficial Ownership of Common Stock After the Offering
Selling Stockholder	(Number of Shares)	sold under this prospectus	Number of Shares(**)	Percent of Class(**)
Carolyn Prahl (22) 5133 Lake In The Woods Blvd. Lakeland, FL 33813	4,534	4,534	0	*

James R. Brown (23) 3314 Cornell Dallas, TX 75205	4,534	4,534	0	*

James M. Lynch (24) 1129 Park Avenue River Forest, IL 60305	44,534	44,534	0	*

Edwin B. Young (25) 1801 Deer Path Flower Mound, TX 75022	44,534	44,534	0	*

Michael Studer (26) 4804 Anchor Ct. Flower Mound, TX 75022	4,534	4,534	0	*

John H. Trescot Jr. (27) A Ways Away East Palatka, FL 32131	13,332	13,332	0	*

William W. Gay (28) 524 Stockton St. Jacksonville, FL 32204	14,846	14,846	0	*

MidSouth Investor Fund LP (29) C/O Heidtke & Company, Inc. 201 4th Ave, North, Suite 1950, Nashville, TN 37219	175,000	175,000	0	*

Shaker Investments Tower Fund, L.P. (30) 3690 Orange Place, Suite 400 Cleveland, Oh 44122-4466	90,000	90,000	0	*

Whitebox Intermarket Partners, LP (31) 3033 Excelsior Blvd., Suite 300 Minneapolis, MN 55416	550,000	550,000	0	*

Straus-GEPT Partners, LP (32) C/O Straus Asset Management 320 Park Avenue, 10th Floor New York, NY 10022	302,500	302,500	0	*

	Beneficial Ownership of Common Stock Prior to Offering	Number of shares to be	Beneficial Ownership of Common Stock After the Offering
Selling Stockholder	(Number of Shares)	sold under this prospectus	Number of Shares(**)	Percent of Class(**)
Straus Partners, LP (33) C/O Straus Asset Management 320 Park Avenue, 10th Floor New York, NY 10022	247,500	247,500	0	*

Clarion World Offshore Fund, Ltd. (34) C/O Orbital Management LLC 3690 Orange Place, Suite 400 Beachwood, OH 44122	45,000	45,000	0	*

Amended & Restated Declaration of Trust of Morton A. Cohen (35) C/O Orbital Management LLC 3690 Orange Place, Suite 400 Beachwood, OH 44122	45,000	45,000	0	*

Harborview Master Fund, L.P. (36) 850 Third Ave, Suite 1801 New York, NY 10022	92,000	92,000	0	*

Spinner Global Technology Fund, Ltd. (37) Attn: Arthur Spinner 450 Park Avenue, Suite 1400 New York, NY 10022	425,000	425,000	0	*

Crown Investment Partners, LP (38) Attn: Chris H. Pauli P.O. Box 410797 St. Louis, MO 63141	90,000	90,000	0	*

EGATNIV, LLC (39) Attn: Joshua Greenburg 150 West 46th St., 6th Floor New York, NY 10036	37,000	37,000	0	*

Goldman Sachs Credit Partners, L.P. (40) Attn: Michael Haberkorn 1 New York Plaza New York, NY 10004	1,111,000	1,111,000	0	*

SRB Greenway Capital(QP), L.P. (41) Attn: George Lee 300 Crescent Court Suite 1111 Dallas, TX 75201	319,800	319,800	0	*

	Beneficial Ownership of Common Stock Prior to Offering	Number of shares to be	Beneficial Ownership of Common Stock After the Offering
Selling Stockholder	(Number of Shares)	sold under this prospectus	Number of Shares(**)	Percent of Class(**)
SRB Greenway Capital, L.P. (42) Attn: George Lee 300 Crescent Court Suite 1111 Dallas, TX 75201	36,900	36,900	0	*

SRB Greenway Offshore Operating Fund (43) Attn: George Lee 300 Crescent Court Suite 1111 Dallas, TX 75201	13,300	13,300	0	*

Jayhawk China Fund (Cayman), Ltd. (44) 5410 West 61st Place, Suite 100 Mission, KS 66205	501,615	501,615	0	*

Jayhawk Private Equity Fund, L.P. (45) Attn: Michael D. Schmitz 5410 West 61st Place Suite 100 Mission, KS 66205	1,045,193	1,045,193	0	*

Jayhawk Private Equity Co-Invest Fund, L.P. (46) Attn: Michael D. Schmitz 5410 West 61st Place Suite 100 Mission, KS 66205	65,807	65,807	0	*

Guerilla Partners, L.P. (47) Attn: Peter Siris 237 Park Ave, 9th Floor New York, NY 10017	75,000	75,000	0	*

Hua - Mei 21st Century Partners, LP (48) C/O Guerilla Capital 237 Park Ave, 9th Floor New York, NY 10017	90,000	90,000	0	*

Roth Capital Partners (49) 24 Corporate Plaza Newport Beach, CA 92660	388,920	388,920	0	*

Timothy P. Halter (50) 12780 Hilltop Road Argyle, TX 76226	12,738	12,738	0	*

TOTAL	10,954,108	10,954,108	0	*

* Less than 1%

** Assumes that all securities offered are sold.

(1) Includes 232,871 shares of our common stock. Timothy P. Halter, the President of Halter Financial Group, Inc., is deemed to have voting and investment control over securities held by Halter Financial Group, Inc.

(2) Includes 101,785 shares of our common stock. Glenn A. Little is the President of Little and Company Investment Securities and has voting and investment control over securities held by Little and Company Investment Securities.

(3) Includes 1,628 shares of our common stock.

(4) Includes 1,628 shares of our common stock.

(5) Includes 1,628 shares of our common stock.

(6) Includes 8,140 shares of our common stock.

(7) Includes 54,342 shares of our common stock.

(8) Includes 476,356 shares of our common stock.

(9) Includes 706,979 shares of our common stock. Philip J. Hempleman is the Investment Advisor for Ardsley Offshore Fund, Ltd. and has voting and investment control over securities held by Ardsley Offshore Fund, Ltd.

(10) Includes 528,843 shares of our common stock. Philip J. Hempleman is the General Partner of Ardsley Partners Fund, II, L.P. and has voting and investment control over securities held by Ardsley Partners Fund II, L.P.

(11) Includes 322,873 shares of our common stock. Philip J. Hempleman is the General Partner of Ardsley Partners Institutional Fund, L.P. and has voting and investment control over securities held by Ardsley Partners Institutional Fund, L.P.

(12) Includes 1,789,028 shares of our common stock. Pinnacle China Advisors, L.P. is the General Partner of Pinnacle China Fund, L.P. Pinnacle China Management, L.L.C. is the General Partner of Pinnacle China Advisors, L.P. Kitt China Management, L.L.C. is the Manager of Pinnacle China Management, L.L.C. Barry M. Kitt is the Manager of Kitt China Management, L.L.C. Mr. Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Pinnacle China Fund, L.P. Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

(13) Includes 400,807 shares of our common stock. Russell Cleveland is President of RENN Capital Group, Inc. which is the investment advisor for the fund and has voting and investment control over securities held by BFS US Special Opportunities Trust PLC (Frost National Bank FBO). Mr. Cleveland disclaims beneficial ownership of the securities held by Renaissance US Growth Investment Trust PLC.

(14) Includes 400,807 shares of our common stock. Russell Cleveland is President of RENN Capital Group, Inc. which is the investment advisor for the fund and has voting and investment control over securities held by Renaissance US Growth Investment Trust PLC. Mr. Cleveland disclaims beneficial ownership of the securities held by Renaissance US Growth Investment Trust PLC (Frost National Bank FBO).

(15) Includes 11,335 shares of our common stock.

(16) Includes 6,801 shares of our common stock.

(17) Includes 2,267 shares of our common stock. David Kenkel has voting and investment control over securities held by David Kenkel & Stephanie Kenkel Jt .Wros.

(18) Includes 2,267 shares of our common stock. David Kenkel has voting and investment control over securities held by David Kenkel TTEE FBO John B. Kenkel Rev. Liv. Tr. Dtd 11/29/05.

(19) Includes 4,534 shares of our common stock. George Resta is Trustee and has voting and investment control over securities held by the George Resta Living Trust.

(20) Includes 4,534 shares of our common stock.

(21) Includes 4,534 shares of our common stock.

(22) Includes 4,534 shares of our common stock.

(23) Includes 4,534 shares of our common stock.

(24) Includes 44,534 shares of our common stock.

(25) Includes 44,534 shares of our common stock.

(26) Includes 4,534 shares of our common stock.

(27) Includes 13,332 shares of our common stock.

(28) Includes 14,846 shares of our common stock.

(29) Includes 175,000 shares of our common stock. Lyman O. Heidtke has voting and investment control over securities held by MidSouth Investor Fund LP.

(30) Includes 90,000 shares of our common stock. Edward P. Hemmelgarn is the General Partner of Shaker Investments Tower Fund LP and has voting and investment power over securities held by Shaker Investments Tower Fund, L.P.

(31) Includes 550,000 shares of our common stock. Andrew J. Redleaf is the Managing Member of Whitebox Intermarket Partners, LP and has voting and investment control over securities held by Whitebox Intermarket Partners, LP

(32) Includes 302,500 shares of our common stock. Melville Straus has voting and investment control over securities held by Straus-GEPT Partners LP.

(33) Includes 247,500 shares of our common stock. Melville Straus has voting and investment control over securities held by Straus Partners LP.

(34) Includes 45,000 shares of our common stock. Morton A. Cohen has voting and investment control over securities held by Clarion World Offshore Fund, Ltd.

(35) Includes 45,000 shares of our common stock. Morton A. Cohen has voting and investment control over securities held by Amended and Restated Declaration of Trust of Morton A. Cohen.

(36) Includes 92,000 shares of our common stock. Harborview Advisors LLC is the General Partner of Harborview Master Fund, L.P. and Richard Rosenblum and David Stefansky are the Managers of Harborview Advisors, LLC. and share voting and investment control over securities held by Harborview Master Fund, L.P.

(37) Includes 425,000 shares of our common stock. Art Spinner, Steven DeLuca and Joseph To have voting and investment control over securities held by Spinner Global Technology Fund, Ltd. Art Spinner, Steven DeLuca and Joseph To disclaim beneficial ownership of the securities held by Spinner Global Technology Fund, Ltd.

(38) Includes 90,000 shares of our common stock. Chris H. Pauli has voting and investment control over securities held by Crown Investor Partners, LP.

(39) Includes 37,000 shares of our common stock. Seth Farbman and Shai Stern have joint voting and investment control over securities held by EGNATIV, LLC.

(40) Includes 1,111,000 shares of our common stock. Buckley Ratchford has voting and investment control over securities held by Goldman Sachs Credit Partners, L.P.

(41) Includes 319,800 shares of our common stock. SRB Management, L.P. is the General Partner of SRB Greenway Capital, L.P., BC Advisors, L.P. is the General Partner of SRB Management, L.P., and Steven R. Becker is the sole member of BC Advisors, LLC and has voting and investment control over securities held by SRB Greenway Capital (QP), L.P.

(42) Includes 36,900 shares of our common stock. SRB Management, L.P. is the General Partner of SRB Greenway Capital, L.P., BC Advisors, L.P. is the General Partner of SRB Management, L.P., and Steven R. Becker is the sole member of BC Advisors, LLC and has voting and investment control over securities held by SRB Greenway Capital, L.P.

(43) Includes 13,300 shares of our common stock. SRB Management, L.P. is the General Partner of SRB Greenway Capital, L.P., BC Advisors, L.P. is the General Partner of SRB Management, L.P., and Steven R. Becker is the sole member of BC Advisors, LLC and has voting and investment control over securities held by SRB Greenway Offshore Operating Fund.

(44) Includes 501,615 shares of our common stock. Kent C. McCarthy has voting and investment control over securities held by Jayhawk China Fund (Cayman), Ltd.

(45) Includes 1,045,193 shares of our common stock. Michael Schmitz has voting and investment control over securities held by Jayhawk Private Equity Fund, L.P.

(46) Includes 65,807 shares of our common stock. Michael Schmitz has voting and investment control over securities held by Jayhawk Private Equity Co-Invest Fund, L.P.

(47) Includes 75,000 shares of our common stock. Peter Siris and Leigh S. Curry have voting and investment control over securities held by Guerilla Partners, L.P.

(48) Includes 90,000 shares of our common stock. Peter Siris and Leigh S. Curry have voting and investment control over securities held by voting and investment control over securities held by Hua-Mei 21st Century Partners, L.P.

(49) Includes 388,920 of our warrants. Byron C. Roth and Gordon J. Roth have voting and investment control over securities held by Roth Capital Partners, LLC.

(50) Includes 12,738 shares of our common stock.

We will not receive proceeds from the sales by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised. We will utilize any proceeds from the exercise of such warrants for general corporate and working capital purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the Securities and Exchange Commission registration fee and legal, accounting, printing and other expenses of this offering.

DESCRIPTION OF CAPITAL STOCK

The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our Certificate of Incorporation and our bylaws are limited solely to descriptions of the material terms of our securities, Certificate of Incorporation and bylaws. Our Amended and Restated Certificate of Incorporation and bylaws have been filed with the SEC as exhibits to this registration statement of which this prospectus forms a part. This description is meant to be summary in nature and is qualified in its entirety by reference to the complete versions of the documents.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of November 20, 2007, 24,699,615 shares of our common stock and no shares of our preferred stock were issued and outstanding.

Common Stock

The holders of our common stock are entitled to receive dividends and distributions per share with respect to the common stock when and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities. Upon liquidation, dissolution, or winding up of us, and after payment of creditors and preferred stockholders, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued, and non-assessable.

Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of the common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the board of directors.

Preferred Stock

We may issue shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such class or series without any further vote or action by the stockholders. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

There are no shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Warrants

We have granted Roth Capital Partners a warrant valid through July 5, 2012 to purchase 388,920 shares of our Common Stock exercisable at $2.70 per share. The warrants were issued on July 5, 2007 as partial compensation to Roth Capital Partners for services rendered as placement agent. The warrant may be exercised at any time by its holder at $2.70 per common share for the number of common shares the warrant holder selects, up to the total of number of warrants the holder has at the time of exercise. Alternatively, the holder can opt for a cashless exercise of the warrants and will receive the number of shares determined by a pre-established formula set forth in the warrants. The warrants do not provide for their redemption.

We account for the warrants by an offset to our equity accounts. The exercise price of the foregoing warrant and its fair value was determined based on the offering price of our common stock sold in the private placement transaction completed on July 5, 2007. In determining the fair value of the warrants we utilize the Black-Scholes model.

The variables utilized in computing value are five-year term, risk-free return of the five-year United States Treasury Note and volatility is calculated based upon the trading activity of the shares over a one-year period prior to issuance of the warrants.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Securities Transfer Corporation and its telephone number is (469) 633-0101.

ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF DELAWARE LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, this statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Provisions of our Certificate of Incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our Company by means of a tender offer, a proxy contest or otherwise. These provisions may also make the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control.

SHARES ELIGIBLE FOR FUTURE SALE

As of November 20, 2007, we had outstanding 24,699,615 shares of common stock.

Shares Covered by this Prospectus

All of the 10,954,108 shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

The resale of shares that are held by our affiliates and the resale of shares that are held by non-affiliates for a period of less than two years are governed by the following requirements of Rule 144 of the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an "affiliate" (as the term "affiliate" is defined under the Securities Act of 1933), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of November 20, 2007 would equal 246,996 shares; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

However, since our shares are quoted on the NASD's Electronic Bulletin Board, which is not an "automated quotation system," our stockholders cannot rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above. In addition, in the SEC's interpretive letter to the NASD, the SEC concluded that promoters or affiliates of blank check companies and their transferees would be deemed underwriters, under the Act, when reselling the securities of a blank check company. The letter goes on to state that the securities held by the persons referenced above can only be sold through a registered offering and not in reliance on Rule 144. From 1986 through February 2005, the date we completed the exchange with Tailong, we were a blank check company, therefore, shares of our common stock issued during this period cannot be sold in reliance on Rule 144 and are registered in this offering.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are "restricted securities" which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus. Other than the 89,403 shares of our outstanding common stock that are eligible for resale under Rule 144(k) below, we believe that none of our outstanding shares may currently be sold in reliance on Rule 144.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

We believe that 59,028 of our outstanding shares may currently be sold in reliance on Rule 144(k).

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed, negotiated or prevailing prices. The shares may be sold by the selling stockholders directly to one or more purchasers, through agents designated from time to time or to or through broker-dealers designated from time to time. In the event the shares are publicly offered through broker-dealers or agents, the selling stockholders may enter into agreements with respect thereto. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in the Company’s securities or derivatives of the Company’s securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Shares will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder's business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

Roth Capital Partners, LLC is a registered broker dealer and NASD member firm and listed as a selling shareholder in this prospectus. Roth Capital Partners, LLC served as placement agent in our private placement offering that was completed on July 5, 2007, and received, in addition to cash commissions and reimbursement of certain expenses, warrants to purchase an aggregate of 388,920 shares of our Common Stock with an exercise price of $2.70 per share. The registration statement of which this prospectus forms a part includes the shares underlying the warrants held by Roth Capital Partners, LLC.

The warrants held by Roth Capital Partners, LLC expire on July 4, 2012. The 388,920 shares of Common Stock issuable upon conversion of placement agent warrants received by Roth Capital Partners, LLC are restricted from sale, transfer, assignment, pledge or hypothecation or from being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, except transfers of the warrants to officers or partners of Roth Capital Partners, LLC as allowed under NASD Rule 2710 (g)(1) and (2).

In addition to the fees paid to Roth Capital Partners, LLC as placement agent in the private placement, for a period of twelve months following the close of the private placement, the Company granted to Roth Capital Partners, LLC the right to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company including: (1) acting as lead manager for any underwritten public offering; (2) acting as exclusive placement agent or financial advisor in connection with any private offering of securities of the Company; and (3) acting as financial advisor to the Company in connection with any transaction involving the sale or other transfer of a majority or controlling interest in capital stock or assets of the Company or other entity and any business combination involving the Company. These additional services are unrelated to the private placement and were granted to Roth Capital Partners, LLC as the commencement of the private placement.

Roth Capital Partners, LLC has indicated to us its willingness to act as selling agent on behalf of certain of the selling shareholders named in the prospectus under the section titled "Selling Security Holders" that purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by Roth Capital Partners, LLC would be in transactions executed by Roth Capital Partners, LLC on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Roth Capital Partners, LLC does not have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through Roth Capital Partners, LLC. Further, other than any existing brokerage relationship as customers with Roth Capital Partners, LLC, no selling shareholder has any pre-arranged agreement, written or otherwise, with Roth Capital Partners, LLC to sell their securities through Roth Capital Partners, LLC.

NASD Rule 2710 requires NASD members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders' shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling stockholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No NASD member firm may receive compensation in excess of that allowable under NASD rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

The Company has advised each selling stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a selling stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholder in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Thelen Reid Brown Raysman & Steiner LLP, Washington, D.C., and Sutor, Lipton & Luttrull, P.C., Dallas, Texas.

EXPERTS

The financial statements for China Agritech, Inc. included in this prospectus and in the registration statement have been audited by Kabani & Company, Inc., an independent registered accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report, given the authority of said firm as an expert in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no disagreements with Kabani & Company, Inc. on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, as amended, under the Securities Act in connection with the offering of the common stock by the selling stockholders. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CHINA AGRITECH, INC.

CONSOLIDATED FINANCIAL STATEMENTS
FOR NINE MONTHS PERIOD ENDED SEPTEMBER 30, 2007 AND

THE YEAR ENDED DECEMBER 31, 2006, 2005, AND 2004

61

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
China Agritech and Subsidiaries

We have audited the accompanying consolidated balance sheets of China Agritech Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity, and cash flows for the three year periods ended December 31, 2006 and 2005 and 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Agritech Inc. and Subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their consolidated cash flows for the three year periods ended December 31, 2006 and 2005 and 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California

March 10, 2007

CHINA AGRITECH, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$13,697,914	$6,430,009
Restricted cash	37,302	100,028
Account held in escrow account	2,000,000	-
Accounts receivable, net	30,172,419	12,239,073
Inventories	5,802,349	1,322,244
Advances to suppliers	488,244	8,038,974
Prepayments and other receivables	493,136	382,463

Total Current Assets	52,691,363	28,512,791

Property, Plant, And Equipment, Net	3,717,358	2,514,123

Total Assets	$56,408,721	$31,026,914

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$241,599	$108,886
Accrued liabilities and other payables	1,976,851	871,495
Amount due to related parties	22,545	954
Taxes payable	2,190,866	1,028,885

Total Current Liabilities	4,431,861	2,010,220

Minority Interests	3,153,402	2,160,575

Commitments		-

Stockholders' Equity
Common stocks; $0.001 par value, 100,000,000 shares authorized, 24,699.615 shares issued and outstanding as of September 30, 2007 and 19,143,615 shares issued and outstanding as of December 31, 2006	24,700	19,144

Additional paid in capital	26,149,455	12,619,049
Statutory reserve	3,987,261	2,790,916

Accumulated other comprehensive income	1,955,716	601,288
Retained earnings	16,706,326	10,825,722

Total Stockholders' Equity	48,823,458	26,856,119

Total Liabilities and Stockholders' Equity	$56,408,721	$31,026,914

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
FOR THE THREE MONTH AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

	THREE MONTH PERIODS ENDED SEPTEMBER 30,		NINE MONTH PERIODS ENDED SEPTEMBER 30,
	2007	2006	2007	2006
Net sales	$11,595,798	$7,601,819	$30,074,430	$23,522,609
Cost of sales	(5,415,761)	(3,589,872)	(13,631,864)	(11,307,639)
Gross profit	6,180,038	4,011,947	16,442,566	12,214,970
Operating expenses
Selling expenses	(824,695)	(679,211)	(2,229,481)	(1,840,740)
General and administrative expenses	(736,424)	(1,076,929)	(1,748,581)	(2,286,372)
Total operating expenses	(1,561,119)	(1,756,140)	(3,978,062)	(4,127,112)
Income from operations	4,618,918	2,255,807	12,464,504	8,087,858
Other expense
Other expenses	(78,298)	(6,854)	(46,417)	(39,143)
Finance expenses	(1,211)	(11,654)	(3,137)	(1,813)

Total other expense	(79,509)	(18,508)	(49,554)	(40,956)
Income before income taxes and minority interest	4,539,410	2,237,299	12,414,950	8,046,902
Provision for income taxes	(1,648,340)	(938,523)	(4,452,532)	(3,188,858)
Income before minority interests	2,891,070	1,298,776	7,962,418	4,858,044
Minority interests	(333,392)	(190,550)	(885,469)	(647,688)
Net income	2,557,677	1,108,226	7,076,949	4,210,356
Other comprehensive income
Foreign currency translation adjustment	522,655	455,463	1,354,428	367,329
Comprehensive income	$3,080,333	$1,563,689	$8,431,377	$4,577,685
Basic weighted average shares outstanding	24,397,658	19,143,615	20,914,208	18,614,203
Basic net earnings per share	$0.10	$0.06	$0.34	$0.23
Diluted weighted average shares outstanding	24,436,550	19,143,615	20,954,725	18,614,203
Diluted net earning per shares	0.10	0.06	0.34	0.23

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA AGRITECH, INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

	2007	2006

Cash flows from operating activities:
Net income	$7,076,949	$4,210,356
Adjustments to reconcile net income to net cash
used in operating activities:
Stock based compensation	51,484	2,398
Minority Interest	885,469	647,688
Depreciation	259,542	90,471
Provision for doubtful debts	-	-
Decrease (increase) in current assets:
Restricted cash	62,944	95,598
Accounts receivable	(17,070,111)	(439,351)
Other receivable	(66,012)	(8,454,017)
Inventory	(4,033,019)	139,423
Advances to suppliers	7,717,799	(822,746)
Prepaid expenses	(86,176)	643,490
Advances from shareholders	22,507	(162,996)
Increase (decrease) in current liabilities:
Accounts payable	(157,478)	1,450,674
Other payable	736,890
Tax payable	1,096,563	458,853
Accrued expenses	313,970	130,554
Net cash used in operating activities	(3,188,677)	(2,009,605)

Cash flows from investing activities:
Acquisition of property & equipment	(1,459,705)	(1,267,032)
Construction in progress	(3,009)	-
Net cash used in investing activities	(1,462,714)	(1,267,032)

Cash flows from financing activities:
Amount held in escrow account	(2,000,000)	-
Issuance of shares for cash	13,484,478	11,081,575
Net cash provided by financing activities	11,484,478	11,081,575

Effect of exchange rate change on cash and cash equivalents	428,879	79,523

Net increase in cash and cash equivalents	7,261,965	7,884,461

Cash and cash equivalents, beginning of year	6,430,009	249,823

Cash and cash equivalents, end of year	$13,697,914	$8,134,284

Supplement disclosure of cash flow information:
Interest expense paid	$-	$-
Income taxes paid	$3,595,008	$2,823,332

The accompanying notes are an integral part of these consolidated financial statements.

CHINA AGRITECH, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

China Agritech, Inc. (the "Company") was originally incorporated on January 5, 1925 under the laws of the State of Nevada as Argyle Mining Company for the development of mining claims. Throughout our existence we have changed our business model several times, and conducted no substantive business from 1986 until February 2005 as discussed below.

On August 10, 2004, we merged with and into a newly formed wholly-owned Delaware subsidiary of the same name for the purpose of changing our corporate domicile from Nevada to Delaware.

We have experienced several corporate name changes as follows: Argyle Corporation in January 1960, Basic Empire in November 1963, Basic Empire Corp in December 1976 and China Agritech, Inc. in May 2005.

On December 25, 2004, the Company, China Tailong Holdings Company Limited ("Tailong"), and the stockholders of Tailong (the "Tailong stockholders") entered into the Agreement and Plan of Reorganization ("Reorganization Agreement"), as amended and such reorganization became effective on February 3, 2005. The Reorganization Agreement provided for the acquisition by the Company from the Tailong stockholders of all of the issued and outstanding Tailong shares in exchange for 10,606,158 shares of newly issued restricted common stock of the Company, whereby the Tailong stockholders obtained control of the Company and in this connection, Tailong became a wholly-owned subsidiary of the Company.

As a result of the acquisition of Tailong, the Company became a fertilizer manufacturer and now conducts operations in the People's Republic of China (the "PRC") through its wholly-owned subsidiary, Tailong and Tailong's 90% owned subsidiary, Pacific Dragon Fertilizers Co. Ltd. ("Pacific Dragon").

Tailong was incorporated on October 27, 2003 under the laws of Hong Kong. On October 9, 2004, Tailong acquired 90% of Pacific Dragon, which conducts Tailong's only business operation. Pacific Dragon is a Sino-foreign joint invested enterprise foreign investment joint venture and was incorporated in the PRC on May 20, 1994. Pacific Dragon is classified as a Foreign Invested Enterprise ("FIE") in the PRC and is subject to the FIE laws of the PRC. Its legal structure is similar to a limited liability company organized under state laws in the United States. The Articles of Associations provide for a term of 15 years with registered capital of $500,000. Pacific Dragon engages in the business of manufacturing and marketing a series of organic liquid compound fertilizers. These products are marketed and sold to farmers in several provinces of China. Pacific Dragon conducts ongoing research and development to enhance concentration of the organic liquid compound fertilizer and lower the manufacturing cost. Our major products include "LvLingBao II", LvLingBao III", "LvLingBao IV", "Tailong I” and “Green Vitality”.

Prior to the acquisition of Tailong, the Company was a non-operating public shell corporation. Pursuant to Securities and Exchange Commission rules, the merger or acquisition of a private operating company into a non-operating public shell corporation with nominal net assets is considered a capital transaction in substance, rather than a business combination. Accordingly, for accounting purposes, the transaction has been treated as a reverse acquisition and a recapitalization. Transaction costs incurred in the reverse acquisition have been charged to expense.

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS (CONT’D)

On April 21, 2005, the Company filed a Form Definitive 14C - Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 giving notice that the Company received written consents in lieu of a meeting from the holders of a majority of the Company's issued and outstanding common stock of a proposal to amend and restate the Company's Certificate of Incorporation (the "Restatement") to effect, among other things, a forward stock split whereby each share of issued and outstanding common stock is converted into 1.14 shares of the Company's common stock. The Form Definitive 14C became effective on May 12, 2005 when the Company filed its amended and restated Certificate of Incorporation with the Secretary of the State of Delaware. The effect of this action is reflected in the Company's financial statements as of the first day of the first period presented.

On June 29, 2006, the Company established a wholly owned subsidiary, Anhui Agritech Agriculture Development Limited“Anhui Agritech Development Co. Ltd.” (“Anhui Agritech”). Anhui Agritech engages in the business of manufacturing and marketing in series of organic liquid compound fertilizers.

On November 1, 2006, the Company and the stockholders of CAI Investment, Inc (the “CAI stockholders”) entered into an equity transfer agreement. The CAI stockholders transferred 100% equity interest in CAI Investment, Inc. (“CAI”) to the Company in exchange for USD1,000.

Prior to the equity transfer, CAI established a wholly owned subsidiary, Agritech Fertilizer Limited (“Beijing Agritech Fertilizer”). Beijing Agritech Fertilizer engages in the business of manufacturing and marketing in series of organic liquid compound fertilizers.

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results for any future period. These statements should be read in conjunction with the Company's audited financial statements and notes thereto for the fiscal year ended December 31, 2006. The results of the nine month period ended September 30, 2007 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2007.

a.   Principle of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, CAI Investment Inc. and its wholly owned operating subsidiary, Beijing Agritech, Anhui Agritech, Tailong and its 90% owned subsidiary, Pacific Dragon (collectively "the Company"). All significant inter-company accounts and transactions have been eliminated in consolidation.

b.   Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

c.   Cash and cash equivalents

For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

d.   Accounts receivable

The Company's policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. The Company gives most clients an extended credit policy for one year. As of September 30, 2007 and December 31, 2006, the Company had accounts receivable of $30,172,419 and $12,239,073, net of allowance of $106,053 and $170,236 respectively.

e.   Advances to suppliers

The Company advances to certain vendors for purchase of its material. As of September 30, 2007 and December 31, 2006, the advances to suppliers amounted to $488,244 and $8,038,974, respectively.

f.   Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or net realizable value. The management compares the cost of inventories with the net realizable value and an allowance is made for writing down the inventories to their net realizable value, if lower than the cost.

g.   Property, plant and equipment

Property, plant and equipment are recorded at cost. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of plant, property, and equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets: 5 to 15 years for machinery; 3 to 5 years for leasehold improvement, 5 to 10 years for office equipment; and 3 to 5 years for motor vehicles.

h.   Impairment

The Company applies the provisions of Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"), issued by the Financial Accounting Standards Board ("FASB"). FAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property, plant and equipment and intangible assets subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets for the nine months ended September 30, 2007 and 2006.

i.   Revenue recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

The Company's revenue consists of invoiced value of goods, net of a value-added tax (VAT). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and sales discount is normally not granted after products are delivered.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

j.   Advertising costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the three months ended September 30, 2007 and 2006 were $111,619 and $119,606 Advertising costs for the nine months ended September 30, 2007 and 2006 were $303,393 and $446,983, respectively.

k.   Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company records a valuation allowance for deferred tax assets, if any, based on its estimates of its future taxable income as well as its tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized. If the Company is able to utilize more of its deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase the Company net income when those events occur. The Company does not have any significant deferred tax asset or liabilities in the PRC tax jurisdiction.

l.   Foreign currency translation

The Company uses the United States dollar ("U.S. dollars" or “US$”) for financial reporting purposes. The Company's subsidiaries maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, the Company translates the subsidiaries' assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency is recorded as a separate component in the equity section of the balance sheet, as a component of comprehensive income. The functional currency of the Company is Chinese Renminbi.

In particular, Renminbi ("RMB"), the PRC's official currency, is the functional currency of Pacific Dragon. Until July 21, 2005, RMB had been pegged to US$ at the rate of RMB8.28: US$1.00. On July 21, 2005, the PRC government reformed the exchange rate system into a managed floating exchange rate system based on market supply and demand with reference to a basket of currencies. In addition, the exchange rate of RMB to US$ was adjusted to RMB8.11: US$1.00 as of July 21, 2005. The People's Bank of China announces the closing price of a foreign currency such as US$ traded against RMB in the inter-bank foreign exchange market after the closing of the market on each working day, which will become the unified exchange rate for the trading against RMB on the following working day. The daily trading price of US$ against RMB in the inter-bank foreign exchange market is allowed to float within a band of 0.3% around the unified exchange rate published by the People's Bank of China. This quotation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the Bank of China or other institutions required submitting a payment application form together with invoices, shipping documents and signed contracts.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

m.   Fair values of financial instruments

Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments.

The Company's financial instruments primarily consist of cash and cash equivalents, accounts receivable, other receivables, advances to suppliers, accounts payable, other payable, tax payable, and related party advances and borrowings.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

n.   Earning per share (EPS)

Earnings per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Earnings per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Basic and diluted earning per share were $0.34 and $0.23 for the nine months ended September 30, 2007 and 2006 and $0.10 and $0.06 for the three months ended September 30, 2007 and 2006.

o.   Segment reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS No. 131 has no effect on the Company's consolidated financial statements as the Company operates in one reportable business segment - manufacture and marketing of fertilizers in China.

p.   Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

q.   Recent Accounting Pronouncements (cont’d)

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

1. A brief description of the provisions of this Statement
2. The date that adoption is required
3. The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities.

r.   Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

3.	RESTRICTED CASH

Proceeds amounting to $1,350,000 from the issuance of shares during 2005 were deposited in an escrow account. The purchase price was to be released from escrow. In accordance with the terms of the stock purchase agreement, $600,000 of the proceeds was kept in a trust account for a certain corporate communication program. The balances were $37,302 and $100,028 as of September 30, 2007 and December 31, 2006, respectively.

4.	INVENTORIES

Inventories consist of the following as of September 30, 2007 and December 31, 2006:

	September 30	December 31
	2007	2006
	(Unaudited)
Raw Materials	$4,375,939	$483,100
Packing Materials	189,766	46,133
Finished goods	1,236,644	791,380
Work in progress	0	1,631
	$5,802,349	$1,322,244

 PREPAYMENTS AND OTHER RECEIVABLE

As of September 30, 2007 and December 31, 2006, prepayments and other receivable amounted to $493,136 and $382,463, respectively. Prepayments and other receivable include mainly prepaid rent, advanced travel expenses to employees. As of December 31, 2006, prepayments and other receivable includes mainly prepaid rent, prepaid advertising expenses, and advanced travel expenses to employees.

5.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following as of September 30, 2007 and December 31, 2006:

	September 30	December 31
	2007	2006
	(Unaudited)
Manufacturing machinery	$3,686,170	$2,388,716
Leasehold improvement	61,887	57,706
Office equipment	203,696	228,172
Motor vehicles	525,119	342,570
Construction in progress	3,073	-
	$4,479,945	$3,017,164
Less: Accumulated Depreciation	(762,587)	(503,041)
	3,717,358	2,514,123

Depreciation expenses for the three months ended September 30, 2007 and 2006 were $92,550 and $35,695. Depreciation expenses for the nine months ended September 30, 2007 and 2006 were $259,542 and $90,471, respectively.

6.	AMOUNTS DUE TO RELATED PARTIES

The amounts due to related parties were the advances to the Company’s officers and shareholders, and were unsecured, non-interest bearing and due on demand. Amounts due to related parties were $22,545 and $954 as of September 30, 2007 and December 31, 2006, respectively.

7.	ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued expenses and other payables of the following as of September 30, 2007 and December 31, 2006:

	September 30	December 31
	2007	2006
	(Unaudited)
Accrued commission payable	$843,666	$577,571
Accrued professional expense	-	90,000
Other accrued expense	213,776	17,678
Vendor deposit	-	148,395
Others payable	919,409	37,851
	$1,976,851	$871,495

8.	TAXES PAYABLES

Taxes payables consist of the following as of September 30, 2007 and December 31, 2006:

	September 30 2007 (Unaudited)	December 31 2006
Income tax payable	$1,738,240	$880,716
VAT tax payable	440,579	144,641
Individual tax payable	497	1,002
Others	11,500	2,526
	$2,190,866	$1,028,885

9.	INCOME TAXES

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At September 30, 2007 and 2006, there was no significant book to tax differences.

Local PRC income tax

The Company is governed by the Income Tax Law of the PRC concerning Chinese registered limited liability companies. Under the Income Tax Laws of the PRC, Chinese enterprises are generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region for which more favorable effective tax rates are applicable. The provision for income taxes for the three and nine months ended September 30, 2007 and 2006 consisted of the following:

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Provision for China income and local tax	$1,644,396	$938,523	$4,404,190	$3,188,858
Deferred taxes for China	-	-	-	-
Provision for US income and local tax	3,944	-	48,342	-
Total provision for income taxes	$1,648,340	$938,523	$4,452,532	$3,188,858

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate at September 30,

	2007	2006
	(Unaudited)	(Unaudited)
Tax at statutory rate	34%	34%
Foreign tax rate difference	-1%	-1%
Net operating loss in other tax jurisdiction for where no benefit is realized	3%	6%
	36%	39%

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs. The two years tax exemption, three years 50% tax reduction tax holiday for production-oriented FIEs will be eliminated. The Company is currently evaluating the effect of the new EIT law will have on its financial position.

10.	MINORITY INTEREST

The amounts of $3,153,402 and $2,160,575, as of September 30, 2007 and December 31, 2006, represent the 10% interest of our minority shareholder, Harbin Yinlong Enterprise Co., Ltd., a related party of the Company, in Pacific Dragon.

11.	CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

Pacific Dragon's operations are all carried out in the PRC. Accordingly, Pacific Dragon's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

Pacific Dragon's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. Pacific Dragon's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

13.	MAJOR CUSTOMERS AND VENDORS

There were no major customers which accounted for more than 10% of the total net revenue for the nine months ended September 30, 2007 and 2006.

Four vendors provided approximately 80% of the Company’s raw materials for the nine months ended September 30, 2007 with each vendor individually accounting for about 29%, 20%, 19% and 12%. Three vendors provided 76% of the Company’s dollar value of raw materials for the year ended December 31, 2006 with each individually accounting for about 34%, 27% and 15%. The Company had $57,054 and $74,785 accounts payable to these vendors as of September 30, 2007 and December 31, 2006, respectively.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

14.	STOCKHOLDERS’ EQUITY AND AMOUNT HELD IN ESCROW ACCCOUNT

On January 13, 2006, the Company entered into a stock purchase agreement for the sale of 4,800,000 shares of the Company's common stock for $2.50 per share for a total of $12,000,000. The proceeds have been received in March, 2006. The direct costs related to this stock sale, including legal and professional fees, were deducted from the related proceeds and the net amount in excess of par value was recorded as additional paid-in capital.

On July 5, 2007, the Company issued and sold 5,556,000 shares of our Company’s common stock for $2.70 per share for a purchase price, in the aggregate, of $15,001,200 which was completed on July 5, 2007. The direct costs related to this stock sale, including legal and professional fees, were deducted from the related proceeds and the net amount in excess of par value was recorded as additional paid-in capital. $2,000,000 was held in escrow account as of September 30, 2007.

15.	STOCK OPTIONS AND WARRANTS

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment ("SFAS No. 123R"), under the modified-prospective transition method on January 1, 2006. SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method proscribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. Prior to the adoption of SFAS No. 123R, the Company accounted for our stock option plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations.

Primarily as a result of adopting SFAS No. 123R, the Company recognized $51,484 and $1,817 in share-based compensation expense for the nine months ended September 30, 2007 and 2006. The Company recognized $49,086 and $0 in share-based compensation expenses for the three months ended September 30, 2007 and 2006. The impact of this share-based compensation expense on the Company's basic and diluted earnings per share was $0.00 per share. The fair value of our stock options was estimated using the Black-Scholes option pricing model.

Options

On May 10, 2006, the Company granted an unrelated party 12,500 stock options vesting over 5 years proportionately.  The option exercise price is $3.50. The fair value of the shares at the time of granting of the options was $3.00.

The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	6.0%
Expected life of the options	5.00 years
Expected volatility	80%
Expected dividend yield	0

Following is a summary of the stock option activity:

	Options outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, December 31, 2006	12,500	$3.50	$0.00
Granted	-	-	$0.00
Forfeited	-	-	-
Exercised	-	-	-
Outstanding, September 30, 2007	12,500	$3.50	$0.00

Following is a summary of the status of options outstanding at September 30, 2007:

Outstanding Options			Exercisable Options
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Exercise Price
$3.50	12,500	3.625	$3.50	3,438	$3.50

Warrants

On July 5, 2007, the Company granted an unrelated party 388,920 warrants vesting over 5 years proportionately.  The warrants exercise price is $2.70. The fair value of the shares at the time of granting of the warrants was $3.22.

The assumptions used in calculating the fair value of warrants granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	4.05%
Expected life of the options	5.00 years
Expected volatility	95%
Expected dividend yield	0

Following is a summary of the stock option activity:

	Warrants outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, December 31, 2006	0	$0.00	$0.00
Granted	388,920	$2.70	$0.00
Forfeited	-	-	-
Exercised	-	-	-
Outstanding, September 30, 2007	388,920	$2.70	$0.00

Following is a summary of the status of warrants outstanding at September 30, 2007:

Outstanding Warrants			Exercisable Warrants
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Exercise Price
$2.70	388,920	4.833	$2.70	12,964	$2.70

16.	STATUTORY RESERVES

As stipulated by the Company Law of the People's Republic of China, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i) Making up cumulative prior years' losses, if any;

ii) Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii) Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

iv) Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

In accordance with the Chinese Company Law, the Company has allocated 10% of its net income to surplus. The amount included in the statutory reserves as of September 30, 2007 and 2006 amounted to $2,658,174 and $1,860,610, respectively.

The Company established a reserve for the annual contribution of 5% of net income to the common welfare fund. The amount included in the statutory reserves as of September 30, 2007 and 2006 amounted to $1,329,087 and $930,306, respectively.

17.	RELATED PARTY TRANSACTIONS AND COMMITMENTS AND LEASES

On January 6, 2005, Pacific Dragon entered into a License Agreement with Mr. Chang Yu, director of the Company. Under this License Agreement, Mr. Chang Yu authorized Pacific Dragon to use the know-how in manufacturing organic liquid compound fertilizer owned by him for free until December 31, 2009.

The Company's PRC subsidiary, Pacific Dragon, has entered into a tenancy agreement with Harbin Yinlong Enterprise Co. Ltd. ("Harbin Yinlong"), the joint venture partners holding 10% equity interest in Pacific Dragon to lease two factory plants and one office building with a total floor area of 7,018 sq. meters for a term of 10 years from January 1, 2004 to December 31, 2013 at an annual rent of RMB 1,200,000 (equivalent to $144,578). The tenancy agreement was revised by increasing the annual rent to RMB 3,600,000 (equivalent to $442,800) effective from July 1, 2005. During the three months ended September 30, 2007 and 2006, the Company paid RMB 900,000 (equivalent to $111,043) to Harbin Yinlong. During the nine months ended September 30, 2007 and 2006, the Company paid RMB 2,700,000 (equivalent to $333,129) Harbin Yinlong.

The Company incurred rent expenses $518,296 and $465,830 for the nine-month periods ended September 30, 2007 and 2006 and $180,538 and $155,276 for the three-month periods ended September 30, 2007 and 2006. The rent expenses for the next five years after September 30, 2007 are as follows:

Year 2007	$11,833
Year 2008	515,690
Year 2009	498,274
Year 2010	494,433
Year 2011	494,433
Year 2012 and thereafter	998,666
$3,013,330

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$6,430,009	$255,831
Restricted cash	100,028	275,000
Accounts receivable, net	12,239,073	8,525,185
Inventories	1,322,244	72,827
Advances to suppliers	8,038,974	2,076,252
Prepayments and other receivables	382,463	376,064

Total Current Assets	28,512,791	11,581,159

Property, Plant and Equipment, net	2,514,123	1,065,146

Total Assets	$31,026,914	$12,646,305
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$108,886	$115,024
Accrued expenses and other payables	871,495	616,363
Amount due to related parties	954	56,702
Tax payables	1,028,885	562,355

Total Current Liabilities	2,010,220	1,350,444

Minority Interests	2,160,575	1,237,910

Commitments	-	-

Stockholders' Equity
Common stocks; $0.001 par value, 100,000,000 shares
authorized, shares issued and outstanding 19,143,615 and 14,343,615	19,144	14,344

Additional paid-in capital	12,619,049	1,547,741
Statutory reserves	2,790,916	1,731,067
Accumulated other comprehensive income	601,288	228,566
Retained earnings	10,825,722	6,536,233

Total Stockholders' Equity	26,856,119	10,057,951

Total Liabilities and Stockholders' Equity	$31,026,914	$12,646,305

The accompanying notes are an integral part of these consolidated financial statements.

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
Net revenue	$29,525,577	$25,335,316	$15,850,044
Cost of revenue	(14,161,358)	(12,848,958)	(8,153,463)
Gross profit	15,364,219	12,486,358	7,696,581
Operating expenses
Selling expenses	(2,983,756)	(2,372,151)	(1,443,943)
Operating and administrative expenses	(2,015,252)	(2,633,522)	(517,831)
Total operating expenses	(4,999,008)	(5,005,673)	(1,961,774)
Income from operations	10,365,211	7,480,685	5,734,807
Other income (expense)
Other income	98,617	-	933
Finance costs	(3,590)	(160)	(115)
Total other income (expense)	95,027	(160)	818
Income before income taxes and minority interests	10,460,238	7,480,525	5,735,625
Provision for income taxes	(4,248,144)	(3,173,533)	(1,982,252)
Income before minorityinterests	6,212,094	4,306,992	3,753,373
Minority interests	(862,756)	(631,113)	-
Net income	5,349,338	3,675,879	3,753,373
Other comprehensive income
Foreign currency translation adjustment	372,722	228,566	-
Other comprehensive income	$5,722,060	$3,904,445	$3,753,373
Basic and diluted weighted average shares outstanding	18,735,944	13,945,937	13,435,143
Basic and diluted net earnings per share	$0.29	$0.26	$0.28

Baisc and diluted weighted average shares outstanding are the same as there is no antidilutive effect.

The accompanying notes are an integral part of these consolidated financial statements.

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Common stock
	Number of shares	Amount	Partners; capital	Additional paid-in capital	Statutory reserves	Other comprehensive income	Retained earnings	Total
Balance at January 1, 2004	241,833	$242	$450,575	$(241)	$-	$21,714	$4,463,150	$4,935,440
Stock issued for cash	11,849,796	11,850	-	(11,838)	-	-	-	12
Changes due to merger between entities undercommon control	-	-	(450,575)	276,131	-	797	-	(173,647)
Net income for the year	-	-	-	-	-	-	3,753,373	3,753,373
Dividend paid during the year	-	-	-	-	-	-	(3,137,297)	(3,137,297)
Transfer to statutory reserves	-	-	-	-	870,531	-	(870,531)	-
Balance at December 31, 2004	12,091,629	12,092	-	264,052	870,531	22,511	4,208,695	5,377,881
Recapitalization on reverse acquisition	1,343,514	1,344	-	(1,344)	-	-	-	-
Stock issued for cash	908,472	908	-	1,349,092	-	-	-	1,350,000
Reclassification and adjustment to minority interest	-	-	-	(64,059)	(89,895)	(49,207)	(397,910)	(601,071)
Foreign currency translation	-	-	-	-	-	255,262	-	255,262
Net income for the year	-	-	-	-	-	-	3,675,879	3,675,879
Transfer to statutory reserves	-	-	-	-	950,431	-	(950,431)	-
Balance at December 31, 2005	14,343,615	14,344	-	1,547,741	1,731,067	228,566	6,536,233	10,057,951
Stock issued for cash	4,800,000	4,800	-	11,074,905	-	-	-	11,079,705
Stock option expenses	-	-	-	(3,597)	-	-	-	(3,597)
Foreign currency translation	-	-	-	-	-	372,722	-	372,722
Net income for the year	-	-	-	-	-	-	5,349,338	5,349,338
Transfer to statutory reserves	-	-	-	-	1,059,849	-	(1,059,849)	-
Balance at December 31, 2006	19,143,615	$19,144	$-	$12,619,049	$2,790,916	$601,288	$10,825,722	$26,856,119

The accompanying notes are an integral part of these consolidated financial statements

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
Cash flows from operating activities:
Net income	$5,349,338	$3,675,879	$3,753,373
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock based compensation	(3,597)	-	-
Minority Interest	862,756	631,113	-
Depreciation	155,292	102,901	103,679
Loss on disposal of fixed assets	-	-	36,141
Delivery charges	-	-	(387)
Decrease / (Increase) in current assets:
Accounts receivable	(3,357,026)	(2,759,236)	(3,581,853)
Other receivables	55,024	(65,730)	103,886
Inventory	(1,502,205)	487,630	431,537
Advances to suppliers	(5,769,071)	(1,914,346)	-
Prepayments	(62,887)	100,289	232,500
Other assets	2,024	(226,162)	-
(Decrease) / Increase in current liabilities:
Accounts payable	262,020	(281,234)	127,299
Tax payables	365,731	131,998	(50,489)
Accrued expenses and other payables	305,739	280,280	(23,712)
Net cash provided by (used in) operating activities	(3,336,862)	163,382	1,131,974
Cash flows from investing activities:
Acquisition of property & equipment	(1,541,812)	(8,238)	(11,789)
Restricted cash	174,972	(275,000)	-
Proceeds from disposal of fixed assets	-	-	205
Net cash used in investing activities	(1,366,840)	(283,238)	(11,584)
Cash flows from financing activities:
Repayment of instalment loan	-	-	(9,639)
Payments to shareholders / related parties	(51,312)	(1,026,846)	2,053,998
Capital contributed	11,079,705	1,350,000	12
Dividend paid	-	-	(3,137,297)
Net cash provided by (used in) financing activities	11,028,393	323,154	(1,092,926)
Net increase in cash and cash equivalents	6,324,691	203,298	27,464
Effect of exchange rate change on cash and cash equivalents	(150,513)	14,468	-
Cash and cash equivalents, beginning of year	255,831	38,065	10,601
Cash and cash equivalents, end of year	$6,430,009	$255,831	$38,065
Supplement disclosure of cash flow information:
Interest expense paid	$3,590	$160	$115
Income taxes paid	$3,760,570	$3,043,223	$2,066,497
Cash from issue of common stock placed in escrow account	$11,079,705	$1,350,000	$12

CHINA AGRITECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

China Agritech, Inc. (the "Company") was originally incorporated on January 5, 1925 under the laws of the State of Nevada as Argyle Mining Company for the development of mining claims. Throughout our existence we have changed our business model several times, and conducted no substantive business from 1986 until February 2005 as discussed below.

On August 10, 2004, we merged with and into a newly formed wholly-owned Delaware subsidiary of the same name for the purpose of changing our corporate domicile from Nevada to Delaware.

We have experienced several corporate name changes as follows: Argyle Corporation in January 1960, Basic Empire in November 1963, Basic Empire Corp in December 1976 and China Agritech, Inc. in May 2005.

On December 25, 2004, the Company, China Tailong Holdings Company Limited ("Tailong"), and the stockholders of Tailong (the "Tailong stockholders") entered into the Agreement and Plan of Reorganization ("Reorganization Agreement"), as amended and such Reorganization became effective on February 3, 2005. The Reorganization Agreement provided for the acquisition by the Company from the Tailong stockholders of all of the issued and outstanding Tailong shares in exchange for 10,606,158 shares of newly issued restricted common stock of the Company, whereby the Tailong stockholders obtained control of the Company. In this connection, Tailong became a wholly-owned subsidiary of the Company.

As a result of the acquisition of Tailong, the Company became a fertilizer manufacturer and conducts operations in the People's Republic of China (the "PRC") through its wholly-owned subsidiary, Tailong and Tailong's 90% owned subsidiary, Pacific Dragon Fertilizers Co. Ltd. ("Pacific Dragon").

Tailong was incorporated on October 27, 2003 under the laws of Hong Kong. On October 9, 2004, Tailong acquired 90% of Pacific Dragon, which conducts Tailong's only business operation. Pacific Dragon is a foreign investment joint venture and was incorporated in the PRC on May 20, 1994. Pacific Dragon is classified as a Foreign Invested Enterprise ("FIE") in the PRC and is subject to the FIE laws of the PRC. Its legal structure is similar to a limited liability company organized under state laws in the United States. The Articles of Associations provide for a term of 15 years with registered capital of $500,000. Pacific Dragon engages in the business of manufacturing and marketing a series of organic liquid compound fertilizers. These products are marketed and sold to farmers in 11 provinces of China. Pacific Dragon conducts ongoing research and development to enhance concentration of the organic liquid compound fertilizer and lower the manufacturing cost. The principal researchers in Pacific Dragon are Liu Shuhua and Liu Kangde. Our major products include "LvLingBao II", LvLingBao III" and "Tailong I".

Prior to the acquisition of Tailong, the Company was a non-operating public shell corporation. Pursuant to Securities and Exchange Commission rules, the merger or acquisition of a private operating company into a non-operating public shell corporation with nominal net assets is considered a capital transaction in substance, rather than a business combination. Accordingly, for accounting purposes, the transaction has been treated as a reverse acquisition and a recapitalization, and pro-forma information is not presented. Transaction costs incurred in the reverse acquisition have been charged to expense.

On April 21, 2005, the Company filed a Form Definitive 14C - Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 giving notice that the Company received written consents in lieu of a meeting from the holders of a majority of the Company's issued and outstanding common stock of a proposal to amend and restate the Company's Certificate of Incorporation (the "Restatement") to effect, among other things, a forward stock split whereby each share of issued and outstanding common stock is converted into 1.14 shares of the Company's common stock. The Form Definitive 14C became effective on May 12, 2005 when the Company filed its amended and restated Certificate of Incorporation with the Secretary of the State of Delaware. The effect of this action is reflected in the Company's financial statements as of the first day of the first period presented.

On June 29, 2006, the Company established a wholly owned subsidiary, Anhui Agritech Agriculture Development Limited (“Anhui Agritech”). Anhui Agritech engages in the business of manufacturing and marketing in series of organic liquid compound fertilizers.

On November 1, 2006, the Company and the stockholders of CAI Investment, Inc (the “CAI stockholders”) entered into an equity transfer agreement. The CAI stockholders shall transfer 100% equity interest in CAI Investment, Inc. (“CAI”) to the Company in exchange for USD1,000.

Prior to the equity transfer, CAI established a wholly owned subsidiary, Agritech Fertilizer Limited (“Agritech Fertilizer”). Agritech Fertilizer engages in the business of manufacturing and marketing in series of organic liquid compound fertilizers.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.   Principle of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Tailong, Anhui Agritech, Agritech Fertilizer and its 90% owned subsidiary, Pacific Dragon (collectively referred to hereinafter as the “Company"). All significant inter-company accounts and transactions have been eliminated in consolidation.

b.   Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

c.   Cash and cash equivalents

For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

d.   Accounts receivable

The Company's policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of December 31, 2006 and 2005, the Company had accounts receivable of $12,239,073 and $8,525,185, net of allowance of $170,236 and $164,739, respectively.

e.   Advances to suppliers

The Company advances to certain vendors for purchase of its material. As of December 31, 2006 and 2005, the advances to suppliers amounted to $8,038,974 and $ 2,076,252, respectively.

f.   Inventories

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Inventories are valued at the lower of cost (determined on a weighted average basis) or net realizable value. The management compares the cost of inventories with the net realizable value and an allowance is made for writing down the inventories to their net realizable value, if lower than the cost.

g.   Property, plant and equipment

Property, plant and equipment are recorded at cost. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of plant, property, and equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets: 5 to 15 years for machinery; 3 to 5 years for leasehold improvement, 5 to 10 years for office equipment; and 3 to 5 years for motor vehicles.

h.   Impairment

The Company applies the provisions of Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"), issued by the Financial Accounting Standards Board ("FASB"). FAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property, plant and equipment and intangible assets subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets for the years ended December 31, 2006 and 2005.

i.   Revenue recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

The Company's revenue consists of invoiced value of goods, net of a value-added tax (VAT). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and sales discount is normally not granted after products are delivered.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

j.   Advertising costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended December 31, 2006, 2005 and 2004 were $686,384, $428,040, and $246,840, respectively.

k.   Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company records a valuation allowance for deferred tax assets, if any, based on its estimates of its future taxable income as well as its tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized. If the Company is able to utilize more of its deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase the Company net income when those events occur. The Company does not have any significant deferred tax asset or liabilities in the PRC tax jurisdiction.

l.   Foreign currency translation

The Company uses the United States dollar ("U.S. dollars") for financial reporting purposes. The Company's subsidiaries maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, the Company translates the subsidiaries' assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet, as component of comprehensive income. The functional currency of the Company is Chinese Renminbi.

In particular, Renminbi ("RMB"), the PRC's official currency, is the functional currency of Pacific Dragon. Until July 21, 2005, RMB had been pegged to US$ at the rate of RMB8.28: US$1.00. On July 21, 2005, the PRC government reformed the exchange rate system into a managed floating exchange rate system based on market supply and demand with reference to a basket of currencies. In addition, the exchange rate of RMB to US$ was adjusted to RMB8.11: US$1.00 as of July 21, 2005. The People's Bank of China announces the closing price of a foreign currency such as US$ traded against RMB in the inter-bank foreign exchange market after the closing of the market on each working day, which will become the unified exchange rate for the trading against RMB on the following working day. The daily trading price of US$ against RMB in the inter-bank foreign exchange market is allowed to float within a band of 0.3% around the unified exchange rate published by the People's Bank of China. This quotation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the Bank of China or other institutions required submitting a payment application form together with invoices, shipping documents and signed contracts.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

The rates used to translate subsidiaries' assets and liabilities at December 31, 2006 and its statement of income are RMB1:US$0.128138 and RMB1:US$0.125434, respectively. No representation is made that RMB amounts have been, or could be, converted into US$ at these rates.

m.   Fair values of financial instruments

Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments.

The Company's financial instruments primarily consist of cash and cash equivalents, accounts receivable, other receivables, advances to suppliers, accounts payable, other payable, tax payable, and related party advances and borrowings.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

n.   Earning per share (EPS)

Earnings per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Earnings per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Basic and diluted earning per share were $0.29, $0.26, and $0.28 for the years ended December 31, 2006, 2005 and 2004.

o.   Segment reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS No. 131 has no effect on the Company's consolidated financial statements as the Company operates in one reportable business segment - manufacture and marketing of fertilizers in China.

p.   Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

q.   Recent accounting pronouncements

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. The Company has not evaluated the impact of this pronouncement its financial statements.

In March 2006 FASB issued SFAS 156 'Accounting for Servicing of Financial Assets' this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.	Permits an entity to choose 'Amortization method' or Fair value measurement method' for each class of separately recognized servicing assets and servicing liabilities.

4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statement.

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

1.	A brief description of the provisions of this Statement

2.	The date that adoption is required

3.	The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities.

r.   Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

3.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarter Ended	M ar. 31	Jun. 30	Sep. 30	Dec. 31	Total
Fiscal year 2004
Revenue	$2,161,774	$5,519,830	$5,326,047	$2,842,393	$15,850,044
Gross profit	1,065,489	2,085,390	2,992,939	1,552,763	7,696,581
Net income	555,633	964,538	1,734,151	499,051	3,753,373
Basic earnings per share	0.05	0.08	0.14	0.04	0.28
Diluted earnings per share	0.05	0.08	0.14	0.04	0.28

Fiscal year 2005
Revenue	$4,985,120	$10,184,925	$5,760,407	$4,404,864	$25,335,316
Gross profit	2,617,518	4,642,910	2,563,319	2,662,611	12,486,358
Net income	221,770	1,848,990	525,475	1,079,644	3,675,879
Basic earnings per share	0.02	0.13	0.04	0.08	0.26
Diluted earnings per share	0.02	0.13	0.04	0.08	0.26

Fiscal year 2006
Revenue	$5,685,397	$10,235,393	$7,601,819	$6,002,968	$29,525,577
Gross profit	2,820,082	5,382,941	4,011,947	3,149,249	15,364,219
Net income	1,014,328	2,087,802	1,108,226	1,138,982	5,349,338
Basic earnings per share	0.05	0.11	0.06	0.06	0.29
Diluted earnings per share	0.05	0.11	0.06	0.06	0.29

4.  RESTRICTED CASH

Proceeds amounting $1,350,000 from the issuance of shares during the year 2005 were deposited in an escrow account. The purchase price was to be released from escrow. In accordance with the terms of the stock purchase agreement, $600,000 of the proceeds was kept in a trust account for certain corporate communication program. At December 31, 2006 and 2005, the Company had $100,028 and $275,000 in this account for the corporate communication program.

5.  INVENTORIES

Inventories consist of the following as of December 31, 2006 and 2005:

	2006	2005
Raw materials	$483,100	$18,980
Packing materials	46,133	18,968
Finished goods	791,380	34,879
Work-in-progress	1,631	-
	$1,322,244	$72,827

6.  PREPAYMENTS AND OTHER RECEIVABLE

As of December 31, 2006 and 2005, Company had prepayments and other receivable was amounted to $382,463 and $376,064, respectively and include mainly prepaid rent and advanced travel expenses to employees.

7.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following as of December 31, 2006 and 2005:

	2006	2005
Manufacturing machinery	$2,388,716	$1,171,266
Leasehold improvements	57,706	1,471
Office equipment	228,172	84,155
Motor vehicles	342,570	142,095
	3,017,164	1,398,987
Less: Accumulated depreciation	(503,041)	(333,841)
	$2,514,123	$1,065,146

Depreciation expenses for the years ended December 31, 2006, 2005 and 2004 were $155,292, $102,901 and $103,679, respectively.

8.  AMOUNT DUE TO RELATED PARTIES

The amount due to related parties were the advances to the Company’s officers and shareholders, and was unsecured, non-interest bearing and due on demand. As of December 31, 2006 and 2005, due to related parties amounted to $954 and $56,702, respectively.

9. ACCOUNTS PAYABLE

Accounts payable consist of the following as of December 31, 2006 and 2005:

	2006	2005

Accounts payable are mainly payable to vendors	$108,886	$115,024

10. ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables of the following as of December 31, 2006 and 2005:

As of December 31, 2006, accrued expenses include $577,571 accrued commission payables, $90,000 accrued professional expenses, and $17,678 other accrued expenses. Other payables include $148,395 vendor deposits and $37,851 payables to other parties.

As of December 31, 2005, accrued expenses include $310,683 accrued commission payables, $60,000 accrued professional expenses, and $219,757 other accrued expenses. Other payables include $25,923 vendor deposits and payable to other parties.

11. TAX PAYABLES

Tax payables consist of the following as of December 31, 2006 and 2005:

	2006	2005
Income tax payable	$880,716	$544,215
VAT tax payable	144,641	18,140
Individual income tax payable	1,002	-
Others	2,526	-
	$1,028,885	$562,355

12. OTHER INCOME (EXPENSES)

Other income (expenses) consists of the following as of December 31, 2006, 2005 and 2004:

	2006	2005	2004
Interest income	$115,162	$-	$933
Listing fees	(2,852)	-	-
Exchange gain (loss)	(13,693)	-	-
Financial cost	(3,590)	(160)	(115)
	$95,027	$(160)	$818

13.   INCOME TAXES

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company is subject to PRC Enterprise Income Tax at a rate of 33% on the net income. The income tax expenses for the years ended December 31, 2006, 2005 and 2004 are $4,248,144, $3,173,533 and $1,982,252 respectively.

	2006	2005	2004
Tax at statutory rate	34%	34%	34%
Foreign tax rate difference	-1%	-1%	-1%

	33%	33%	33%

Net operating loss carry forward for the US and Hong Kong tax jurisdictions amounted to $1,460,000, $2,004,000 and $0, for the years ended December 31, 2006, 2005, and 2004, respectively. A 100% valuation allowance has been recorded for the deferred tax asset of $746,400 due to uncertainty of its realization. There were no other significant book and tax basis difference.

14.   MAJOR CUSTOMERS AND VENDORS

There were no major customers which accounting over 10% of the total net revenue for the year ended December 31, 2006 and 2005. Ten major customers accounted for 34% and 49% of the net revenue for the years ended December 31, 2006 and 2005, respectively. The Company had $2,982,820 and $2,736,378 accounts receivable to theses customers as of December 31, 2006 and 2005, respectively.

Three vendors provided 76% of the Company’s purchase of raw materials for the year ended December 31, 2006 with each vendor individually accounting for about 34%, 27% & 15%. Three vendors provided 79% of the Company’s purchase of raw material for the year ended December 31, 2005 with each individually accounting for about 65%, 18% and 8%. The Company had $74,785 and $53,922 accounts payable to these vendors as of December 31, 2006 and 2005, respectively.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

15.   RELATED PARTY TRANSACTIONS

On January 6, 2005, Pacific Dragon entered into a License Agreement with Mr. Chang Yu, director of the Company. Under this License Agreement, Mr. Chang Yu authorized Pacific Dragon to use the know-how in manufacturing organic liquid compound fertilizer owned by him for free until December 31, 2009.

The Company's PRC subsidiary, Pacific Dragon, has entered into a tenancy agreement with Harbin Yinlong Enterprise Co. Ltd. ("Yinlong"), the joint venture partners holding 10% equity interest in Pacific Dragon to lease two factory plants and one office building with a total floor area of 7,018 sq. meters for a term of 10 years from January 1, 2004 to December 31, 2013 at an annual rent of RMB1,200,000 (equivalent to $144,578). The tenancy agreement was revised by increasing the annual rent to RMB3,600,000 (equivalent to $442,800) effective from July 1, 2005. During the years ended December 31, 2006 and 2005, the Company paid RMB 3,600,000 (equivalent to $451,562) and RMB2,400,000 (equivalent to $295,200) to Yinlong respectively.

16.   MINORITY INTEREST

The amounts of $2,160,575 and $1,237,910, as of December 31, 2006 and 2005, represent the minority shareholder, Harbin Yinlong Enterprise Co., Ltd., a related party of the Company, interest in Pacific Dragon, a 90% subsidiary.

17.   CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

Pacific Dragon's operations are all carried out in the PRC. Accordingly, Pacific Dragon's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

Pacific Dragon's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. Pacific Dragon's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

18.   STOCKHOLDERS’ EQUITY

Pursuant to the Reorganization Agreement (as defined in Note 1 "Organization and Description of Business" above), the Company issued 10,606,158 shares of newly issued restricted common stock in exchange for all of the issued and outstanding common stock of Tailong.

On February 3, 2005, and following the combination with Tailong, the Company completed the sale of 590,283 shares of its restricted common stock ("Private Placement Shares") for $1.6941 per share for a total of $1,000,000 to accredited investors pursuant to the stock purchase agreement dated February 3, 2005.

On May 12, 2005, the Company made a forward stock split whereby each share of issued and outstanding common stock is converted into 1.14 shares of the Company's common stock. As a result, the common stock amount has been increased proportionately based on the forward stock split ratio and the additional paid-in capital has been reduced by the same amount.

On June 13, 2005, the Company entered into a stock purchase agreement for the sale of 235,516 shares of the Company's common stock for $1.4861 per share for a total of $350,000. Out of the amount of $350,000 received, $275,000 was held in escrow at December 31, 2005 for the purpose of disbursing expenses as set forth in the escrow agreement. The funds shall be released subject to the fulfillment of the conditions set out in the escrow agreement entered into by the Company pursuant to the stock purchase agreements.

On January 13, 2006, the Company entered into a stock purchase agreement for the sale of 4,800,000 shares of the Company's common stock for $2.50 per share for a total of $12,000,000. The proceeds have been received in March, 2006. The direct costs related to this stock sale, including legal and professional fees, were deducted from the related proceeds and the net amount in excess of par value was recorded as additional paid-in capital.

19.   STOCK OPTIONS

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment ("SFAS No. 123R"), under the modified-prospective transition method on January 1, 2006. SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method proscribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. Prior to the adoption of SFAS No. 123R, the Company accounted for our stock option plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations.

Primarily as a result of adopting SFAS No. 123R, the Company recognized $3,597 in share-based compensation expense for the year ended December 31, 2006 and $0 for the year ended December 31, 2005 as there was no stock options issued in year 2005. The impact of this share-based compensation expense on the Company's basic and diluted earnings per share was $0.00 per share. The fair value of our stock options was estimated using the Black-Scholes option pricing model.

On May 10, 2006, the Company granted an unrelated party 125,000 stock options vesting over 5 years proportionately.  The option exercise price is $3.50. The fair value of the shares at the time of granting of the options was $3.00. Following is a summary of the stock option activity:

	Options outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, December 31, 2005	0	$0.00	$0.00
Granted		$3.50	$0.00
	125,000
Forfeited	-	-	-
Exercised	-	-	-
Outstanding, December 31, 2006	125,000	$3.50	$0.00

Following is a summary of the status of options outstanding at December 31, 2006:

Outstanding Options			Exercisable Options
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Exercise Price
$3.50	125,000	4.25	$3.50	125,000	$3.50

The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	6.0%
Expected life of the options	5.00 years
Expected volatility	80%
Expected dividend yield	0

20.   STATUTORY RESERVES

As stipulated by the Company Law of the People's Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i)	Making up cumulative prior years' losses, if any;

ii)
Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

iv)	Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

In accordance with the Chinese Company Law, the company has allocated 10% of its net income to surplus. The amount included in the statutory reserves as of December 31, 2006 and 2005 amounted to $1,860,610 and $1,169,455, respectively.

The Company established a reserve for the annual contribution of 5% of net income to the common welfare fund. The amount included in the statutory reserves as of December 31, 2006 and 2005 amounted to $930,306 and $561,612, respectively.

21.   COMMITMENTS AND LEASES

The Company incurred rent expenses $621,106 and $461,580 for the years ended December 31, 2006 and 2005. The rent expenses for the next five years after December 31, 2006 are as follows:

Year 2007	$635,515
Year 2008	557,918
Year 2009	546,892
Year 2010	546,892
Year 2011	524,941
Year 2012 and thereafter	992,434
$3,804,592

22.   ALLOWANCE FOR DOUBTFUL ACCOUNTS

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. We determine the allowance based on known troubled accounts, historical experience, and other currently available evidence.

	Balance at beginning of period	Charged to costs and expenses	Write-offs and other	Balance at end of period
2004	$48,193	$-	$-	$48,193
2005	$48,193	$116,546	$-	$164,739
2006	$164,739	$5,497	$-	$170,236

FINANCIAL STATEMENT SCHEDULES

SCHEDULE I

CHINA AGRITECH INC.
BALANCE SHEET - US HOLDING COMPANY ONLY
AS OF DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS

Cash and cash equivalent	$2,047,788	$7,322
Restricted cash	100,028	275,000

Investment in subsidiary	1,500,000	125,775
Intercompany receivable	7,661,775	-

TOTAL ASSETS	$11,309,591	$408,097

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Other payables	$330,773	$331,845

Accrued expenses	91,760	90,960
Total current liabilities	422,533	422,805

STOCKHOLDERS' EQUITY:
Common stock, $0.001 per share; authorized 100,000,000 shares;
19,143,615 and 14,343,615 issued and outstanding	19,144	14,344
Additional paid-in capital	12,414,159	1,335,656
Foreign currency translation	(3,878)	(4,427)
Accumulated deficit	(1,542,367)	(1,360,281)
Total stockholders' equity	10,887,058	(14,708)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,309,591	$408,097

CHINA AGRITECH INC.
STATEMENTS OF OPERATIONS - US HOLDING COMPANY ONLY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
Operating expenses
General and administrative expenses	$(269,258)	$(119,404)	$(60,597)
Non-operating income (expense):

Listing fee	-	(1,241,022)	5,000
Interest income	87,311	145	-
Interest expense	(139)	-	-
Total non-operating income (expense)	87,172	(1,240,877)	5,000

Net loss	$(182,086)	$(1,360,281)	$(55,597)

CHINA AGRITECH INC
STATEMENTS OF CASH FLOWS - US HOLDING COMPANY ONLY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(182,086)	$(1,360,281)	$(55,597)
Adjustments to reconcile net loss to net cash
Warrants/stock option issued to a shareholder	3,597	-	2,232
Gain on settlement of debt	-	-	(5,000)
Increase in current Liabilities	979	90,661	12,705

Net cash used in operating activities	(177,510)	(1,269,620)	(45,660)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in marketable securities	(1,500,000)	-	-
Decrease of cash in acquisition	-	(198,340)	-
Decrease in amount due to a shareholder	-	-	(11,000)
Net cash used in investing activities	(1,500,000)	(198,340)	(11,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due from China Tailong	(7,536,000)	(125,362)	-
Due to related party	-	330,755	-
Proceeds from issuance of common stock	11,079,705	1,350,000	200,000
Cash received from promissory notes	-	-	30,000
Restricted cash	174,972	(275,000)	-
Cash received from exercise of warrants	-	-	25,000

Net cash provided by financing activities	3,718,677	1,280,393	255,000

Effect of exchange rate change on cash and cash equivalents	(701)	(3,452)	-
NET INCREASE IN CASH & CASH EQUIVALENTS	2,040,466	(191,020)	198,340

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	7,322	198,340	-

CASH & CASH EQUIVALENTS, ENDING BALANCE	$2,047,788	$7,322	$198,340

2004 includes the financial statements for the US holding company prior to merger.

CHINA AGRITECH, INC.

10,954,108 shares of common stock

PROSPECTUS

December 7, 2007